Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

October 24, 2022

by and between

PEOPLES BANCORP INC.

and

LIMESTONE BANCORP, INC.

i

6.19	Environmental Assessments	61
6.20	Exemption From Section 16(b) Liability	62
6.22	Litigation and Claims	62
6.23	NASDAQ Listing	62
6.24	Other Subsidiaries and Investments	62
6.25	Board Seat	63
6.26	Absence of Control	63
6.27	Tax Treatment	63

ARTICLE VII - CONDITIONS TO CONSUMMATION OF THE MERGER; CLOSING		64
7.01	Conditions to Each Party’s Obligation to Effect the Merger	64
7.02	Conditions to Obligation of Limestone	64
7.03	Conditions to Obligation of Peoples	65

ARTICLE VIII – TERMINATION		66
8.01	Termination	66
8.02	Effect of Termination and Abandonment; Enforcement of Agreement	69

ARTICLE IX – MISCELLANEOUS		71
9.01	No Survival	71
9.02	Amendment	71
9.03	Extension; Waiver	71
9.04	Counterparts	71
9.05	Confidential Supervisory Information	71
9.06	Governing Law; Jurisdiction	71
9.07	Waiver of Jury Trial	72
9.08	Expenses	72
9.09	Notices	72
9.10	Entire Understanding; No Third Party Beneficiaries	73
9.11	Assignment; Third-Party Beneficiaries	73
9.12	Interpretation	74
9.13	Specific Performance	74
9.14	Severability	74
9.15	Delivery by Electronic Transmission	74

EXHIBIT A	Form of Support Agreement
EXHIBIT B	Form of Subsidiary Bank Merger Agreement

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of October 24, 2022 (this “Agreement”), by and between PEOPLES BANCORP INC., an Ohio corporation (“Peoples”), and LIMESTONE BANCORP, INC., a Kentucky corporation (“Limestone”).

WITNESSETH

WHEREAS, Peoples is a registered financial holding company under the Banking Holding Company Act of 1956, as amended (“BHCA”) and owns all of the outstanding shares of Peoples Bank, an Ohio-chartered commercial bank (“Peoples Bank”);

WHEREAS, Limestone is a registered bank holding company under the BHCA and owns all of the outstanding shares of Limestone Bank, Inc., a Kentucky banking corporation (“Limestone Bank”);

WHEREAS, the Boards of Directors of Peoples and Limestone believe that the merger of Limestone with and into Peoples, followed by the subsidiary bank merger of Limestone Bank with and into Peoples Bank, each in accordance with the terms and subject to the conditions of this Agreement, would be in the best interests of the shareholders of Peoples and Limestone;

WHEREAS, the Boards of Directors of Peoples and Limestone have each approved this Agreement and the transactions contemplated hereby;

WHEREAS the parties intend their merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS, as an inducement for Peoples to enter into this Agreement, the directors of Limestone and the holder of all of the outstanding Non-Voting Common Shares of Limestone have entered into Support Agreements with Peoples (the “Support Agreements”), each dated as of the date of this Agreement, in the case of directors in the form attached to this Agreement as Exhibit A, pursuant to which such directors and shareholder have agreed, among other matters, to vote all of the shares of Limestone Common Stock beneficially owned by them in favor of the Merger upon the terms and subject to the conditions set forth in the Support Agreements; and

WHEREAS, the parties also desire to provide in this Agreement for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Peoples and Limestone hereby agree as follows:

ARTICLE I
Certain Definitions

1.01            Certain Definitions.  The following terms are used in this Agreement with the meanings set forth below:

“Acceptance of Superior Proposal” has the meaning set forth in Section 6.06(d).

“Acquisition Proposal” has the meaning set forth in Section 6.06(f)(ii).

“Acquisition Transaction” has the meaning set forth in Section 6.06(f)(iii).

“Affiliate” or “Affiliates” has the meaning set forth in Rule 12b-2 under the Exchange Act.

 “Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

 “Associate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“BHCA” has the meaning set forth in the Recitals to this Agreement.

“CARES Act Modified Loan” has the meaning set forth in Section 5.01(u)(vii).

“CARES Act” has the meaning set forth in Section 5.01(u)(vii).

“Chosen Courts” has the meaning set forth in Section 9.06.

“Closing” has the meaning set forth in Section 2.04.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” has the meaning set forth in the Recitals to this Agreement.

“Compensation and Benefit Plans” has the meaning set forth in Section 5.01(l)(i).

“Consultants” has the meaning set forth in Section 5.01(l)(i).

“Data Conversion” has the meaning set forth in Section 6.12.

“Debentures” means, as it relates to Limestone, (i) the floating rate (3-month LIBOR + 2.85%) junior subordinated debentures due February 13, 2034 under the Ascencia Statutory Trust I, (ii) the floating rate (3-month LIBOR + 2.85%) junior subordinated debentures due February 13, 2034 under the Porter Statutory Trust II, (iii) the floating rate (3-month LIBOR + 2.79%) junior subordinated debentures due April 15, 2034 under the Porter Statutory Trust III, and (iv) the floating rate (3-month LIBOR + 1.67%)  junior subordinated debentures due March 1, 2037 under the Porter Statutory Trust IV.

“Determination Date” has the meaning set forth in Section 8.01(g).

“Determination Letter” has the meaning set forth in Section 6.10(c).

“Directors” has the meaning set forth in Section 5.01(l)(i).

“Dissenting Shares” has the meaning set forth in Section 3.01(d).

“Effective Date” means the date on which the Effective Time occurs.

“Effective Time” means the effective time of the Parent Merger, as provided for in Section 2.03.

“Employees” has the meaning set forth in Section 5.01(l)(i).

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.01(l)(iii).

“ERISA Affiliate Plan” has the meaning set forth in Section 5.01(l)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.02(a).

“Exchange Fund” has the meaning set forth in Section 3.02(a).

“Exchange Ratio” shall mean 0.90.

“FDIA” means the Federal Deposit Insurance Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Final Index Price” has the meaning set forth in Section 8.01(g).

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any court, arbitration panel, administrative agency or commission or other federal, state or local governmental authority or instrumentality (including, without limitation, any Regulatory Authority).

“Group” has the meaning set forth in Section 13(d) under the Exchange Act.

“Hazardous Materials” means, collectively, (a) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and regulations promulgated thereunder, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, or regulations promulgated thereunder, and (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any applicable federal, state or local law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.

“IBP 1” has the meaning set forth in Section 6.24(a).

“IBP 2” has the meaning set forth in Section 6.24(a).

“Index” has the meaning set forth in Section 8.01(g).

“Index Ratio” has the meaning set forth in Section 8.01(g).

“Initial Index Price” has the meaning set forth in Section 8.01(g).

“Information” has the meaning set forth in Section 6.16.

“IRS” has the meaning set forth in Section 5.01(l)(ii).

“Joint Proxy Statement/Prospectus” has the meaning set forth in Section 5.01(d)(i).

“KBCA” means the Kentucky Business Corporation Act, Chapter 271B of the Kentucky Revised Statutes, as amended.

“Kentucky Title Center” has the meaning set forth in Section 6.24(b).

“KDFI” means the Kentucky Department of Financial Institutions.

“KTC Divestiture” has the meaning set forth in Section 6.24(b).

“Knowledge” means, with respect to Peoples, the Knowledge of any officer of Peoples and Peoples Bank with the title of Chief Executive Officer, President, Director of Risk Management or Chief Financial Officer, and, with respect to Limestone and Limestone Bank, the Knowledge of any officer of Limestone and Limestone Bank with the title of Chief Executive Officer, President, Chief Financial Officer, Chief Credit Officer or Director of Risk Management.  An officer of Peoples or Limestone shall be deemed to have “Knowledge” of a particular fact or matter if such officer is actually aware of such fact or matter or a prudent individual would be reasonably expected to discover or otherwise become aware of such fact or matter in the ordinary course of such officer’s duties.

“KSS” means Secretary of State of the Commonwealth of Kentucky.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or other encumbrance.

“Limestone” has the meaning set forth in the Preamble to this Agreement.

“Limestone 401(k) Plan” has the meaning set forth in Section 6.10(c).

“Limestone Articles” means the Amended and Restated Articles of Incorporation of Limestone, as amended.

“Limestone Bank” has the meaning set forth in the Preamble to this Agreement.

“Limestone Board” means the Board of Directors of Limestone.

“Limestone Bylaws” means the bylaws of Limestone, as amended.

“Limestone Common Stock” means the shares of (i) Common Shares, with no par value, and (ii) Non-Voting Common Shares, with no par value, of Limestone.

“Limestone Disclosure Schedule” has the meaning set forth in Section 5.01.

“Limestone Group” has the meaning set forth in Section 5.01(p)(vii).

“Limestone Insiders” has the meaning set forth in Section 6.20.

“Limestone Meeting” has the meaning set forth in Section 5.01(d)(i).

“Limestone Omnibus Equity Compensation Plan” means Limestone Bancorp, Inc. 2018 Omnibus Equity Compensation Plan.

“Limestone Preferred Shares” has the meaning set forth in Section 5.01(b)(i).

“Limestone Recommendation” has the meaning set forth in in Section 6.02(b).

“Limestone Shares” has the meaning set forth in Section 5.01(b)(i).

“Limestone’s SEC Reports” has the meaning set forth in Section 5.01(e)(ii).

“Limestone’s Territory” means, for purposes of this Agreement, the geographic area comprising the Commonwealth of Kentucky.

“Loan” or “Loans” means any loans, loan commitments, letters of credit, credit facility, credit enhancements or any other extensions of credit (including any amendments, renewals, extensions or modifications thereto).

  “Material Adverse Effect” means, with respect to a party, as the context may require, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, (i) has been or would reasonably be likely to be (a) material and adverse to the business, properties, assets, liabilities, results of operations or financial condition of Peoples and its Subsidiaries, taken as a whole, or (b) material and adverse to the business, properties, assets, liabilities, results of operations or financial condition of Limestone and its Subsidiaries, taken as a whole, or (ii) would reasonably be likely to materially impair the ability of either Peoples or Limestone to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes, after the date hereof, in GAAP or applicable bank regulatory accounting requirements; (b) changes, after the date hereof, in laws, rules or regulations (including the Pandemic Measures) of general applicability to companies in the industries in which the party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Authorities; (c) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to the party or its Subsidiaries (including any such changes arising out of the Pandemic or any Pandemic Measures); (d) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic); (e) public disclosure of the execution of this Agreement, or (except in the case of the representations contained in  Sections 5.01(c)(ii), 5.01(d), 5.02(d)(ii) and 5.02(e)) consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby; and (f) the occurrence of any natural or man-made disaster; except, with respect to subclauses (a), (b), (c), (d) and (f), to the extent that the effects of the change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of the party and its Subsidiaries, taken as a whole, as compared to other companies in the industry and geographic area in which the party and its Subsidiaries operate.

“Material Contracts” has the meaning set forth in Section 5.01(j)(ii).

“Merger” collectively refers to the Parent Merger and the Subsidiary Bank Merger, as set forth in Sections 2.01 and 2.05.

“Merger Consideration” has the meaning set forth in Section 3.01(a).

“Notifying Party” has the meaning set forth in Section 6.11(a).

“NASDAQ” has the meaning set forth in Section 3.02(b)(v).

“New Certificates” has the meaning set forth in Section 3.02(a).

“Notice Period” has the meaning set forth in Section 6.06(d)(ii).

“Old Certificate” has the meaning set forth in Section 3.01(b).

“OGCL” means the Ohio General Corporation Law, Chapter 1701 of the Ohio Revised Code, as amended.

“OSS” means the Office of the Secretary of State of the State of Ohio.

“Other Subsidiaries Dissolutions” has the meaning set forth in Section 6.24(a).

“Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions, variants or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto.

“Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, reduced capacity, social distancing, shut down, closure, sequester or other directives, guidelines, executive orders, mandates or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic.

“Parent Merger” has the meaning set forth in Section 2.01(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PBIB Corporation” has the meaning set forth in Section 6.24(a).

“PBI Title” has the meaning set forth in Section 6.24(a).

“Pension Plan” has the meaning set forth in Section 5.01(l)(ii).

“Peoples” has the meaning set forth in the Preamble to this Agreement.

“Peoples Articles” means the Articles of Incorporation of Peoples, as amended.

“Peoples Bank” has the meaning set forth in the Recitals to this Agreement.

“Peoples Board” means the Board of Directors of Peoples.

 “Peoples Board Deferred Compensation Plan” means the Third Amended and Restated Deferred Compensation Plan for Directors of Peoples and its Subsidiaries, as amended.

“Peoples Common Shares” means shares of common stock, without par value, of Peoples.

“Peoples Common Share Closing Price” has the meaning set forth in Section 3.02(b)(v).

“Peoples Disclosure Schedule” has the meaning set forth in Section 5.02.

“Peoples Equity Plan” means the Peoples’ Third Amended and Restated 2006 Equity Plan, as amended.

“Peoples Market Price” has the meaning set forth in Section 8.01(g).

“Peoples Market Value” has the meaning set forth in Section 8.01(g).

“Peoples Meeting” has the meaning set forth in Section 5.01(d)(i).

“Peoples Recommendation” has the meaning set forth in in Section 6.02(c).

“Peoples Regulations” means the regulations of Peoples, as amended.

“Peoples’ SEC Reports” has the meaning set forth in Section 5.02(f)(ii).

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Phase I” has the meaning set forth in Section 6.19.

“Registration Statement” has the meaning set forth in Section 5.01(d)(i).

“Regulatory Authorities” or “Regulatory Authority” has the meaning set forth in Section 5.01(h)(i).

“Regulatory Order” has the meaning set forth in Section 5.01(h)(i).

“Related Parties” has the meaning set forth in Section 5.01(bb).

“Related Party Agreements” has the meaning set forth in Section 5.01(bb).

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

“Requisite Peoples Vote” has the meaning set forth in Section 5.02(d)(i).

 “Requisite Limestone Vote” has the meaning set forth in Section 5.01(c)(i).

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.01(e)(ii).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subordinated Capital Notes” means, as it relates to Limestone,  $25 million in 5.75% fixed-to-floating rate subordinated notes issued under an Indenture, dated July 23, 2019, by and between Limestone and Wilmington Trust, National Association, as trustee, as supplemented by that certain Authentication Order of Limestone, dated July 31, 2020.

“Subsidiary” has the meanings ascribed to it in Section 2(d) of the BHCA.

“Subsidiary Bank Merger” has the meaning set forth in Section 2.05(a).

“Subsidiary Bank Merger Agreement” has the meaning set forth in Section 2.05(a).

“Subsidiary Bank Merger Certificates” has the meaning set forth in Section 2.05(b).

“Superior Proposal” has the meaning set forth in Section 6.06(f)(i).

“Support Agreements” has the meaning set forth in the Recitals to this Agreement.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Takeover Laws” has the meaning set forth in Section 5.01(n).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, commercial activity, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment and all other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date and any transferee liability in respect of any such items.

“Tax Returns” means any return, amended return, statement, form, claim for refund or other report (including elections, declarations, disclosures, schedules, estimates and information returns) with respect to any Tax, including any amendments thereof.

“Tail Policy” has the meaning set forth in Section 6.18(b).

“Termination Fee” has the meaning set forth in Section 8.02(b)(i).

“Third Party System” has the meaning set forth in Section 5.01(y).

“Treasury” means the United States Department of Treasury.

“Treasury Shares” means Limestone Shares held by Limestone or any of its Subsidiaries other than in a fiduciary or agency capacity or as a result of debts previously contracted in good faith.

ARTICLE II
The Merger
2.01            The Parent Merger.

(a)            The Parent Merger.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Limestone shall merge with and into Peoples (the “Parent Merger”), Peoples shall survive the Parent Merger and continue to exist as an Ohio corporation (Peoples, as the surviving corporation in the Parent Merger, is sometimes referred to herein as the “Surviving Corporation”), and the separate corporate existence of Limestone shall cease.  At the Effective Time:

            (i)            The Peoples Articles, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the OGCL;

(ii)            The Peoples Regulations, as in effect immediately prior to the Effective Time, shall be the regulations of the Surviving Corporation until amended in accordance with the OGCL; and

(iii)            Subject to Section 6.25, each individual serving as a director of Peoples immediately prior to the Effective Time shall remain a director of the Surviving Corporation for the balance of the term for which such individual was elected and shall serve as such until his or her successor is duly elected and qualified in the manner provided for in the Peoples Articles and the Peoples Regulations or as otherwise provided by the OGCL or until his or her earlier death, resignation or removal in the manner provided in the Peoples Articles or the Peoples Regulations or as otherwise provided by the OGCL.

(iii)            At and after the Effective Time, each share of Peoples Common Shares issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Parent Merger.

(b)            Option to Change Method of Merger.  Peoples may, at any time prior to the Effective Time, change the method of effecting the Parent Merger and/or the Subsidiary Bank Merger (including, without limitation, changing the provisions of this Article II), if and to the extent Peoples deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall:

(i)            Alter or change the amount or kind of consideration to which the holders of Limestone Common Stock are entitled in accordance with the terms and subject to the conditions of this Agreement;

(ii)             Materially impede or delay consummation of the transactions contemplated by this Agreement; or

(iii)            Cause the Parent Merger to fail to qualify as a “reorganization” under Code Section 368(a) of the Code.

Limestone, if requested by Peoples, shall enter into one or more amendments to this Agreement in order to effect any such change.

2.02            Effectiveness of Parent Merger.  Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, the Parent Merger shall become effective upon the later to occur of the following: (i) the filing of the certificate of merger with the OSS and the articles of merger with the KSS; or (ii) such later date and time as may be set forth in such certificate of merger and articles of merger with the approval of Peoples and Limestone.  The Parent Merger shall have the effects prescribed in the OGCL and KBCA.

2.03            Effective Date and Effective Time.  Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, Peoples and Limestone shall cause the effective date of the Parent Merger (the “Effective Date”) to occur as soon as practicable after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that the Effective Date shall not fall after the date specified in Section 8.01(c) without the unanimous consent of the parties or after the date or dates on which any Regulatory Authority approval or any extension thereof expires.  The time on the Effective Date when the Parent Merger shall become effective is referred to herein as the “Effective Time”.

2.04            Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will occur by electronic exchange of documents at 10:00 am, Columbus, Ohio time, as soon as reasonably practicable, and  in any event no later than thirty (30) days, after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can be satisfied only at the Closing, but subject to the satisfaction or waiver of all conditions at the Closing), or on such other date as mutually agreed upon by Peoples and Limestone.

2.05            The Subsidiary Bank Merger.

(a)            Immediately following the Parent Merger, or at such later time as Peoples may determine, Limestone Bank will merge with and into Peoples Bank (the “Subsidiary Bank Merger”).  Peoples Bank shall be the surviving entity in the Subsidiary Bank Merger and, following the Subsidiary Bank Merger, the separate corporate existence of Limestone Bank shall cease and Peoples Bank shall survive and continue to exist as an Ohio-chartered commercial bank.  Promptly after the date of this Agreement, Peoples Bank and Limestone Bank shall enter into an agreement and plan of merger in substantially the form attached hereto as Exhibit B (the “Subsidiary Bank Merger Agreement”).

(b)            Each of Peoples and Limestone shall approve the Subsidiary Bank Merger Agreement and the Subsidiary Bank Merger as the sole shareholders of each subsidiary bank, respectively.  Prior to the Effective Time, Limestone shall cause Limestone, and Peoples shall cause Peoples Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Subsidiary Bank Merger (“Subsidiary Bank Merger Certificates”).  The Parent Merger and the Subsidiary Bank Merger shall sometimes collectively be referred to herein as the “Merger.”

ARTICLE III
Merger Consideration

3.01            Conversion of Limestone Common Stock.

At the Effective Time, by virtue of the Parent Merger and without any action on the part of Peoples, Limestone, or the holder of any of shares of Limestone Common Stock:

(a)            Subject to Section 3.02 and except as otherwise provided by paragraph (b) of this Section 3.01, each share of Limestone Common Stock (other than Treasury Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive without interest a number of Peoples Common Shares equal to the Exchange Ratio (the “Merger Consideration”); and

 (b)            All of the shares of Limestone Common Stock converted into the right to receive the Merger Consideration shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to the book‑entry accounts relating to the ownership of uncertificated shares of Limestone Common Stock) previously representing any such shares of Limestone Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, (ii) cash in lieu of a fractional share which the shares of Limestone Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to Section 3.01(a) and Sections 3.02(b)(v), and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 3.02, in each case without any interest thereon.  Old Certificates previously representing shares of Limestone Common Stock shall be exchanged for certificates or, at Peoples’ option, evidence of shares in book entry form representing whole shares of Peoples Common Shares as set forth in Section 3.01(a) (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Old Certificates in accordance with Section 3.02, without any interest thereon.  If, between the date of this Agreement and the Effective Time, the outstanding shares of Peoples Common Shares or Limestone Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or extraordinary distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give holders of Limestone Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this sentence shall be construed to permit Peoples or Limestone to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(c)             Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Limestone Common Stock that are owned by Limestone (in each case other than shares (i) held in trust accounts, managed accounts, mutual funds or similar accounts, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (ii) held, directly or indirectly, as a result of debts previously contracted) shall be cancelled and cease to exist and no Merger Consideration shall be delivered or exchanged therefor.

(d)            Notwithstanding anything in this Agreement to the contrary, shares of Limestone Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by Persons who have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto (“Dissenting Shares”) in accordance with the KBCA will not be converted into the right to receive the Merger Consideration, but will be entitled in lieu thereof to receive payment of the fair value of their Dissenting Shares in accordance with the provisions of the KBCA unless and until the holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the KBCA. If, after the Effective Time, any holder fails to perfect or effectively withdraws or loses their rights referred to in the preceding sentence, the applicable holder’s shares of Limestone Common Stock will thereupon be treated as if the shares had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon. Limestone will give Peoples prompt notice of any notices of intent to demand payment under the KBCA received by Limestone with respect to shares of Limestone Common Stock. Prior to the Effective Time, Limestone will not, except with the prior written consent of Limestone, make any payment with respect to, or settle or offer to settle, any demands referred to in this Section 3.01(d).

3.02            Exchange and Payment Procedures.

(a)            Exchange Fund.  At or prior to the Effective Time, Peoples shall deposit, or shall cause to be deposited, with Equiniti Trust Company (the “Exchange Agent”), for the benefit of the holders of Old Certificates for exchange in accordance with this Article III, (i) certificates or, at Peoples’ option, evidence in book-entry form, representing shares of Peoples Common Shares to be issued to holders of Limestone Common Stock (collectively, referred to herein as “New Certificates”), and (ii) cash in an amount sufficient to pay cash in lieu of any fractional shares (such New Certificates and cash described in the foregoing clauses (i) and (ii), together with any dividends or distributions with respect thereto payable in accordance with Section 3.02(b)(ii), being hereinafter referred to as the “Exchange Fund”).

(b)            Exchange Procedures.

(i)            As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Peoples shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Limestone Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration, a letter of transmittal in customary form as reasonably agreed to prior to the Closing Date by the parties hereto (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for certificates representing the number of whole shares of Peoples Common Shares and any cash in lieu of fractional shares, as applicable, which the shares of Limestone Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 3.02(b)(ii).  From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (A)(1) a New Certificate representing that number of whole shares of Peoples Commons Shares to which such holder of Limestone Common Stock shall have become entitled pursuant to the provisions of Section 3.01 and (2) a check representing the amount of (x) any cash in lieu of a fractional share which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article III and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 3.02(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on the Peoples Common Shares or any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates.  Until surrendered as contemplated by this Section 3.02(b), each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Peoples Common Shares which the shares of Limestone Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 3.02(b).

 (ii)               No dividends or other distributions declared with respect to Peoples Common Shares shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with Section 3.02(b).  After the surrender of an Old Certificate in accordance with Section 3.02(b), the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Peoples Common Shares which the shares of Limestone Common Stock represented by such Old Certificate have been converted into the right to receive (after giving effect to Section 6.15).

(iii)            In the event that any New Certificate representing shares of Peoples Common Shares is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Peoples Common Shares in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(iv)            After the Effective Time, there shall be no transfers on the stock transfer books of Limestone of the shares of Limestone Common Stock that were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of Peoples Common Shares, cash in lieu of fractional shares and dividends or distributions that the holder presenting such Old Certificates is entitled to, as provided in Article III.

(v)            Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Peoples Common Shares shall be issued upon the surrender for exchange of Old Certificates or otherwise pursuant to this Agreement, no dividend or distribution with respect Peoples Common Shares shall be payable on or with respect to any fractional share, and fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Peoples.  In lieu of the issuance of any fractional share, Peoples shall pay to each former shareholder of Limestone who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Peoples Common Shares on the NASDAQ Stock Market (the “NASDAQ”) as reported by The Wall Street Journal for the five (5) consecutive full trading days ending on the trading day preceding the Closing Date (the “Peoples Common Share Closing Price”) by (ii) the fraction of a share (rounded to the nearest one-thousandth when expressed in decimal form) of Peoples Common Shares which such holder would otherwise be entitled to receive pursuant to Section 3.01(a). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares is not separately bargained-for-consideration, but merely represents a mechanical rounding off for the purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(vi)            Any portion of the Exchange Fund that remains unclaimed by the shareholders of Limestone for six months after the Effective Time shall be paid to the Surviving Corporation.  Any former holders of Limestone Common who have not theretofore exchanged their Old Certificates pursuant to Section 3.02 shall thereafter look only to the Surviving Corporation for delivery of the New Certificates and payment cash in lieu of any fractional shares and any unpaid dividends and distributions on the Peoples Common Stock deliverable in respect of each former share of Limestone Common Stock that such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Peoples, Limestone, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Limestone Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(vii)            Each of Peoples and the Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement all amounts required to be deducted and withheld with respect to the making of the consideration payment under the Code or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld by Peoples or the Exchange Agent, as the case may be, the withheld amounts (i) will be paid over by Peoples or the Exchange Agent to the appropriate governmental authority and (ii) will be treated for all purposes of this Agreement as having been paid to the Person in respect of which the deduction and withholding was made.

(viii)            In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Peoples, the posting by such Person of a bond in such amount as Peoples or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of Peoples Common Shares, and any cash in lieu of fractional shares and dividends or distributions deliverable in respect thereof pursuant to this Agreement.

ARTICLE IV
Actions Pending Consummation of Merger

4.01            Forbearances of Limestone.  From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as disclosed in the Limestone Disclosure Schedule (as hereafter defined), as required by law (including Pandemic Measures) or required by an applicable Regulatory Order, without the prior written consent of Peoples, Limestone shall not, and shall cause its Subsidiaries not to:

(a)            Ordinary Course.  Conduct the business of Limestone and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon Limestone’s ability to perform any of its obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement, or enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law or policies imposed by any Governmental Authority or by any applicable Regulatory Order.

(b)            Capital Stock.  (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional Limestone Common Stock or other capital stock of Limestone except upon the fulfillment of restricted stock awards granted as of the date of this Agreement in accordance with their present terms or upon conversion of Non-Voting Common Shares of Limestone Common Stock outstanding on the date of this Agreement into Common Shares of Limestone Common Stock in accordance with their present terms, (ii) enter into any agreement, or amend or modify the Limestone Omnibus Equity Compensation Plan except as otherwise set forth in this Agreement, with respect to the foregoing, (iii) permit any additional new grants of any restricted stock, options, other Rights or similar stock-based employee rights under Limestone Omnibus Equity Compensation Plan or any other plan or program, or (iv) effect any recapitalization, reclassification, stock split, or similar change in capitalization.

(c)            Dividends; distributions; adjustments. (i) Make, declare, pay or set aside for payment any dividend or distribution on any shares of Limestone Common Stock, except for its normal and customary quarterly cash dividend in the amount of $0.05 per share for each full calendar quarter preceding the Effective Date subject to Section 6.15, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of capital stock of Limestone except upon conversion of Non-Voting Common Shares of Limestone Common Stock outstanding on the date of this Agreement into Common Shares of Limestone Common Stock in accordance with their present terms.

(d)            Compensation; Employment Agreements.  Enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control, or similar agreements or arrangements with any director, consultant, officer or employee of Limestone or any of its Subsidiaries, hire or engage any full-time employee or consultant, other than as replacements for positions existing on the date hereof, or grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments), except for changes that are required by applicable law or as otherwise permitted under Section 6.10(e), and except for annual merit increases in the salaries and wages of employees of Limestone Bank not to exceed an aggregate average increase of more than 4.5% of current salaries across the total employee base.

(e)            Benefit Plans.  Enter into, establish, adopt, amend, modify, make any contributions to or terminate (except (i) as may be required by applicable law, (ii) as contemplated by this Agreement, or (iii) pursuant to the regular annual renewal of insurance contracts) the Limestone Omnibus Equity Compensation Plan or any pension, retirement, phantom stock, stock purchase, savings, profit sharing, deferred compensation, change in control, salary continuation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including related administrative services contracts), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, consultant, officer or employee of Limestone or any of its Subsidiaries, or take any action to accelerate the payment of benefits or the vesting or exercisability of options, restricted stock, phantom stock or other compensation or benefits payable thereunder.

(f)            Dispositions.  Sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any Person other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness of any Person other than a wholly owned Subsidiary or any claims against any Person other than a wholly owned Subsidiary, in each case other than in the ordinary course, consistent with past practices, including any debt collection or foreclosure transactions.

(g)            Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Person.

(h)            Governing Documents.  Amend the Limestone Articles, the Limestone Bylaws or the organizational and governing documents of its Subsidiaries.

(i)            Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

(j)            Material Contracts.  (i) Terminate, amend, or waive any provision of, any Material Contract; (ii) make any change in any instrument or agreement governing the terms of any of its securities, or material lease or any other Material Contract, other than normal renewals of leases and other Material Contracts without material adverse changes of terms with respect to Limestone; (iii) enter into any Material Contract that (A) would constitute a Material Contract if it were in effect on the date of this Agreement or (B) that has a term of one year or longer and that requires payments or other obligations by Limestone or any Limestone Subsidiary of $100,000 or more under the Material Contract; or (iv) enter into any Material Contract if the Material Contract, in the aggregate with all Material Contracts entered into by Limestone or any Limestone Subsidiary from and after the date of this Agreement, would result in aggregate required payments by Limestone or any Limestone Subsidiary in excess of $500,000.

(k)            Claims.  Settle any claim, suit, action or proceeding brought against Limestone, except for any claim, action or proceeding which does not involve precedent for other material claims, suits, actions or proceedings and which involves solely money damages in an amount, individually not to exceed $100,000 or, in the aggregate, not to exceed $500,000, for all such claims, actions or proceedings.

(l)            Adverse Actions.  Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied, or (iii) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority.

(m)            Risk Management.  Except pursuant to applicable law or as required by any Governmental Authority, (i) implement or adopt any material change in its interest rate or other risk management policies, procedures or practices, (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, (iii) fail to use commercially reasonable means to address any material increase in its aggregate exposure to interest rate risk, or (iv) fail to follow its existing policies or practices with respect to managing its fiduciary risks.

(n)            Borrowings.  Other than in the ordinary course, consistent with past practice, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course, consistent with past practices shall include the creation of deposit liabilities, issuance of letters of credit, purchases of federal funds, borrowings from any of the Federal Home Loan Banks, sales of certificates of deposits, and entry into repurchase agreements).

(o)            Indirect Loans; Participations.  (i) Make or purchase any indirect or brokered Loans, or (ii) purchase from or sell to any financial institution or other non-depository lender an interest in a Loan, except for such credit facilities made to borrowers in Limestone’s Territory which are secured by collateral located in Limestone’s Territory in the ordinary course and consistent with past practices.

(p)            Capital Expenditures.  Make, or commit to make, any capital expenditures that exceed by more than five percent (5%) Limestone’s capital expenditure budget set forth in Section 4.01(p) of the Limestone Disclosure Schedule.

(q)            Lending.      (i) Enter into any new line of business, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital applicable with respect to its loan portfolio or any segment thereof); (ii) make or acquire, or modify, renew or extend any Loan except for Loans made acquired, renewed or extended in the ordinary course, consistent with past practices and in compliance with its Subsidiaries’ loan policies and underwriting guidelines and standards as in effect as of the date of this Agreement; (iii) make or acquire, or modify, renew or extend any Loan (A) in the case of new Loans (other than unsecured Loans), if immediately after making the Loan the Person obtaining the Loan and the Person’s Affiliates would have debt owed to Limestone Bank that is, in the aggregate, in excess of $4,000,000 or any new Loan that causes the aggregate credit exposure to exceed $4,000,000, (B) in the case of the modification, renewal, or extension of any Loan (other than unsecured Loans) outstanding as of the date of this Agreement, if immediately after the modification, renewal, or extension of the Loan the Person obtaining the modification, renewal, or extension of the Loan and the Person’s Affiliates would have an aggregate credit exposure to Limestone or any of its Subsidiaries that is, in excess of $4,000,000, (C) in the case of new unsecured Loans, or the modification, renewal, or extension of any unsecured Loan outstanding as of the date of this Agreement, if immediately after making the new unsecured Loan or immediately after the modification, renewal or extension of the unsecured Loan the Person obtaining the new unsecured Loan or the modification, renewal or extension of the unsecured Loan and the Person’s Affiliates would have unsecured debt owed to Limestone or any of its Subsidiaries that is, in the aggregate, in excess of $500,000, or (D) that is in excess of $500,000 and that is classified by Limestone Bank as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,”  “Watch List” or words of similar import, in each case, except pursuant to existing commitments entered into prior to the date hereof; (iv) grant, or renew the prior grant of, the deferral of any payments under any Loan or make or agree to make any other modification that would result in the Loan being, or continue the status of the Loan as, a CARES Act Modified Loan, in each case with respect to any Loan that is in an amount in excess of $500,000; provided that in the case of each of items (i) – (iv) above Peoples shall be required to respond (and will deemed to consent if it fails to respond) to any request for a consent to make such Loan or extension of credit in writing within five (5) business days after the loan package is delivered to Peoples.

(r)            Investment Securities Portfolio. Restructure or materially change its investment securities portfolio or its portfolio duration, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage-related securities which would be considered “high risk” securities under applicable regulatory pronouncements, or, except as reasonably deemed necessary under the asset liability management policies of Limestone Bank consistent with its safe and sound practices, otherwise purchase or sell securities in the portfolio individually in that exceed $5,000,000 or in the aggregate that would exceed $75,000,000.

(s)             Taxes.  (i) Fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) at or before the Effective Time, (ii) fail to timely pay any Tax due (whether or not required to be shown on any such Tax Returns), or (iii) make, change or revoke any Tax election or Tax accounting method, file any amended Tax Return, settle any Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to Taxes (or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of Taxes or file any amended Tax Return).

(t)            Offices and Facilities.  (i) Open, close or relocate any branch office, ATMS, loan production office or other significant office or operations facility of Limestone or its Subsidiaries at which business is conducted, or (ii) fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.

(u)            Interest Rates.  Increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with past practices in relation to rates prevailing in the relevant market.

(v)            Foreclosures.  Foreclose upon or otherwise cause Limestone or any of its Subsidiaries to take title to or possession or control of any real property or entity thereon without first obtaining a Phase I thereon which indicates that the property is free of Hazardous Material; provided, however, that no such report shall be required to be obtained with respect to single-family residential real property of one acre or less to be foreclosed upon unless Limestone has reason to believe that such real property may contain any such Hazardous Material.

(w)            Deposit Liabilities.  Cause or permit any material change to the general composition of Limestone Bank’s deposit products.

(x)            Reorganization 368(a).  Not take, or fail to take, any action that would reasonably be expected to prevent or impede the Parent Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(y)            Commitments.  Agree or commit to do any of the foregoing.

4.02            Forbearances of Peoples.  From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by law (including Pandemic Measures) or required by an applicable Regulatory Order, without the prior written consent of Limestone, Peoples shall not, and shall cause its Subsidiaries not to:

(a)            Capital Stock.  Effect any recapitalization, reclassification, stock split, or similar change in capitalization or declare any extraordinary dividend or extraordinary distribution with respect to Peoples Common Shares.

(b)            Governing Documents.  Amend the Peoples Articles or the Peoples Regulations in a manner that would adversely affect the holders of New Certificates, or adversely affect the holders of New Certificates relative to other holders of Peoples Common Shares.

(c)            Adverse Actions.  Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming materially inaccurate at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iii) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority, or (iv) a delay in the consummation of the transactions contemplated by this Agreement.

(d)            Reorganization 368(a).  Not take, or fail to take, any action that would reasonably be expected to prevent or impede the Parent Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(e)            Commitments.  Agree or commit to do any of the foregoing.

ARTICLE V
Representations and Warranties

5.01            Representations and Warranties of Limestone.  Except as disclosed in the disclosure schedule delivered by Limestone to Peoples concurrently herewith (as the same may be supplemented and amended as permitted by Section 6.11) (the “Limestone Disclosure Schedule”); provided that (i) the mere inclusion of an item in the Limestone Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Limestone that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (ii) any disclosures made with respect to a section of Article V shall be deemed to qualify any other section of Article V specifically referenced or cross-referenced, Limestone hereby represents and warrants to Peoples as follows:

 (a)            Organization, Standing and Authority.

(i)          Limestone is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky and is a bank holding company duly registered with the FRB under the BHCA. Limestone has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects.  Limestone is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.  Section 5.01(a)(i) of the Limestone Disclosure Schedule sets forth the foreign jurisdictions in which Limestone conducts business.

(ii)          Except, in the case of clauses (B) and (C) only, as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Limestone, each Subsidiary of Limestone (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (C) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of Limestone to pay dividends or distributions, except, in the case of a Subsidiary that is an insured depository institution, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of Limestone Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the Knowledge of Limestone, threatened.  Section 5.01(a)(ii) of the Limestone Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Limestone as of the date hereof.

 (b)            Capital Structure of Limestone.

(i)            As of September 30, 2022, the authorized capital stock of Limestone consists of (A) 39,000,000 Limestone Common Stock, comprised of (1) 28,000,000 Common Shares, of which 6,639,033 shares are currently issued and outstanding and (2) 10,000,000 Non-Voting Common Shares, of which 1,000,000 shares are currently issued and outstanding, and (B) 1,000,000 shares of Preferred Shares, with no par value, of which no shares are issued and outstanding (“Limestone Preferred Shares”).  The Limestone Common Stock and Limestone Preferred Shares are collectively referred to herein as “Limestone Shares.”  As of September 30, 2022, there are: (A) no Treasury Shares held by Limestone or otherwise owned by Limestone or its Subsidiaries; and (B) 135,200 restricted Common Shares of Limestone Common Stock outstanding and 122,203 Common Shares of Limestone Common Stock reserved for award and issuance pursuant to the Limestone Omnibus Equity Compensation Plan. No shares of Limestone Preferred Shares are issued and outstanding or reserved for issuance. All of the issued and outstanding Limestone Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the restricted stock, plans and other obligations set forth in this paragraph (i) or as otherwise set forth on Section 5.01(b) of the Limestone Disclosure Schedule, Limestone does not have, and is not bound by, any outstanding or issued Rights with respect to any Limestone Shares.

(ii)            There are no outstanding options or warrants under the Limestone Omnibus Equity Compensation Plan. The restricted stock awards issued pursuant to the  Limestone Omnibus Equity Compensation Plan have been granted in compliance in all material respects with the terms of the applicable restricted stock award agreement, the Limestone Omnibus Equity Compensation Plan and all applicable laws. With respect to each restricted stock award outstanding as of the date hereof, the name of each recipient, the date of each restricted stock award granted, the number of shares subject to each such restricted stock award and the market value at the time of granting of the restricted stock award are set forth in Section 5.01(b) of the Limestone Disclosure Schedule.

(iii)            Except for the Debentures and Subordinated Capital Notes, neither Limestone nor any of its Subsidiaries have any authorized, issued, or outstanding bonds, debentures, notes or other indebtedness for which the holders thereof have the right to vote on any matters on which the shareholders have the right to vote. Except as set forth in Section 5.01(b) of the Limestone Disclosure Schedule, there are no registration rights, and there is no voting trust, proxy, rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which Limestone is a party or by which it is bound with respect to any equity security of any class of Limestone or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

(c)            Authority; No Violation.

(i)            Limestone has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Parent Merger and the Subsidiary Bank Merger have been duly and validly approved by the Board of Directors of Limestone.  The Board of Directors of Limestone has determined, subject to Section 6.06 of this Agreement, that the Parent Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Limestone and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Limestone’s shareholders for approval (with the Limestone Board of Directors’ recommendation in favor of approval) at a meeting of the shareholders, and has adopted a resolution to the foregoing effect.  Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of each class of Limestone Common Stock (the “Requisite Limestone Vote”), and the adoption and approval of the Subsidiary Bank Merger Agreements by Limestone as sole shareholder of Limestone Bank, no other corporate proceedings on the part of Limestone are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Limestone and (assuming due authorization, execution and delivery by Peoples) constitutes a valid and binding obligation of Limestone, enforceable against Limestone in accordance with its terms (except in all cases as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(ii)     Neither the execution and delivery of this Agreement by Limestone nor the consummation by Limestone of the transactions contemplated hereby, including the Parent Merger and the Subsidiary Bank Merger, nor compliance by Limestone with any of the terms or provisions hereof, will (A) violate any provision of the Limestone Articles or Limestone Bylaws or (B) assuming that the consents and approvals referred to in Section 5.01(d) are duly obtained, (1) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Limestone or any Limestone Subsidiaries or any of their respective properties or assets or (2) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or payments, rebates, or reimbursements required under, or result in the creation of any Lien upon any of the respective properties or assets of Limestone or any Limestone Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Limestone or any Limestone Subsidiary is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (2) above) for such violations, conflicts, breaches or defaults which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Limestone.

(d)            Consents and Regulatory Approvals.

(i)            No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Limestone or any of its Subsidiaries in connection with the execution, delivery or performance by Limestone of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) the filings of applications, waivers or notices, as applicable, with Regulatory Authorities to approve the transactions contemplated by the Agreement, (B) the filing with the SEC and declaration of effectiveness of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act including the joint proxy statement/prospectus (the “Joint Proxy Statement/Prospectus”) relating to the meetings, including any adjournments or postponements thereof, of Limestone shareholders and Peoples shareholders to be held in connection with this Agreement and the Merger (the “Limestone Meeting” and the “Peoples Meeting,” as the case may be), (C) Requisite Limestone Vote and Requisite Peoples Vote, (D) the filing of the certificate of merger with the OSS pursuant to the OGCL and articles of merger with the KSS pursuant to the KBCA, and filing the Subsidiary Bank Merger Certificates, and (E) the receipt of the approvals set forth in Section 7.01(b).

(ii)            As of the date hereof, Limestone is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(iii)            As of the date hereof, there is no dispute or other proceeding pending between Limestone or Limestone Bank or any of their Subsidiaries and any community groups relating to Limestone or Limestone Bank, and, to the Limestone’s Knowledge, no such dispute or other proceeding as been threatened, in each case, that could reasonably be expected to materially delay the receipt of, or impair the ability to obtain, any regulatory approval required to be obtained by Peoples to consummate the transactions contemplated by this Agreement.

                          (e)            SEC Reports.

(i)            Limestone has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that it was required to file with the SEC, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and has paid all fees and assessments due and payable in connection therewith.

(ii)            An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Limestone pursuant to the Securities Act or the Exchange Act prior to the date of this Agreement (the “Limestone’s SEC Reports”) is publicly available. No such Limestone’s SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to any of Limestone’s SEC Report filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Limestone’s SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  No executive officer of Limestone has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of Limestone’s SEC Reports.

(f)            Financial Statements; Material Adverse Effect; Internal Controls.

(i)            The financial statements of Limestone and its Subsidiaries included (or incorporated by reference) in Limestone’s SEC filings (including the related notes, where applicable) (A) have been prepared from, and are in accordance with, the books and records of Limestone and its Subsidiaries, (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Limestone and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (C) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (D) have been prepared in accordance with GAAP, consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Limestone and its Subsidiaries have been maintained in all material respects in accordance with generally accepted accounting principles and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Crowe LLP has not resigned (or informed Limestone that it intends to resign) or been dismissed as independent public accountants of Limestone as a result of or in connection with any disagreements with Limestone on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(ii)            Neither Limestone nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever, except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of Limestone included in its Annual Report on Form 10-K for fiscal year ended December 31, 2021 (including any notes thereto), (B) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2021 or (C) in connection with this Agreement and the transactions contemplated hereby.

(iii)            Since December 31, 2021, (A) Limestone and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect on Limestone.

(iv)            Limestone and each of its Subsidiaries maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by Limestone in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to Limestone’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Limestone required under the Exchange Act with respect to such reports.  Limestone has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Limestone’s outside auditors and the audit committee of the Limestone Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Limestone ‘s ability to accurately record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Limestone’s internal controls over financial reporting.  Since December 31, 2021, neither Limestone, its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of Limestone or its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Limestone or its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Limestone or its Subsidiaries has engaged in questionable accounting or auditing practices.

(g)            Litigation.  Except as set forth in Section 5.01(g) of Limestone Disclosure Schedule, there is no suit, action, investigation, claim, proceeding or review pending, or to Limestone’s Knowledge, threatened against or affecting it or any of its Subsidiaries or any of the current or, to the Knowledge of Limestone, former directors or executive officers of it or any of its Subsidiaries in their capacities as such (and it is not aware of any basis for any such suit, action, investigation, claim, proceeding or review) (i) that involves a Governmental Authority, or (ii) that, individually or in the aggregate, is (A) material to it and its Subsidiaries, taken as a whole, or is reasonably likely to result in a material restriction on its or any of its Subsidiaries’ businesses or, after the Effective Time, the business of Peoples or any of its Affiliates, or (B) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by Limestone, any of its Subsidiaries or the assets of it or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Peoples or any of its Affiliates) that is or could reasonably be expected to have a Material Adverse Effect on Limestone.

(h)            Regulatory Matters.

(i)            Except as set forth in Section 5.01(h) of Limestone Disclosure Schedule, neither Limestone nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, formal or informal agreement, memorandum of understanding or similar arrangement with, or a commitment letter, board resolution or similar submission to, or extraordinary supervisory letter (any of the foregoing, a “Regulatory Order”) from any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FDIC, the FRB, the KDFI and the ODFI) or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”).

(ii)            Neither Limestone nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, formal or informal agreement, memorandum of understanding, commitment letter, board resolution, supervisory letter or similar submission.

(i)            Compliance with Laws.  Limestone, and each of the Limestone Subsidiaries, hold, and have held at least for the last three (3) years, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding the applicable license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Limestone, and, to the knowledge of Limestone, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  Except as set forth on Section 5.01(i) of the Limestone Disclosure Schedule, Limestone and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Authority relating to Limestone or any of the Limestone Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

(j)            Material Contracts; Defaults.

(i)            Except as set forth in the Limestone Disclosure Schedule listed under Section 5.01(j)(i), neither Limestone nor any of its Subsidiaries is a party to or is bound by any contract or agreement (whether written or verbal) of the following types as of the date of this Agreement, and no such contract or agreement is presently being negotiated or discussed:

(A)            any contract involving commitments to others to make capital expenditures or purchases or sales of capital assets in excess of $50,000 in any one case or $250,000 in the aggregate in any period of 12 consecutive months;

(B)            any contract relating to any direct or indirect indebtedness of Limestone or any of its Subsidiaries for borrowed money (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings relating to the extension of credit to Limestone and its Subsidiaries but excluding any contract relating to indebtedness of Limestone Bank with respect to deposit liabilities, letters of credit, repurchase agreements, purchases of federal funds or other borrowings or commitments entered into by Limestone Bank in the ordinary course of its banking business, consistent with past practice), or any conditional sales contracts, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of $50,000 in any one case or $250,000 in the aggregate in any period of 12 consecutive months;

(C)            any employment, severance, consulting or management services contract or any confidentiality or nondisclosure contract with any director, officer, employee or consultant of Limestone or any of its Subsidiaries;

(D)            any contract containing covenants limiting the freedom of Limestone or any of its Subsidiaries to compete in any line of business or with any Person or in any area or territory;

(E)            any partnership, joint venture, limited liability company arrangement or other similar agreement;

(F)            any profit sharing, phantom stock award, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement for the benefit of Limestone’s or any of its Subsidiaries’ current or former directors, officers, employees or consultants;

(G)            any license agreement, either as licensor or licensee, or any other contract of any type relating to any intellectual property, except for license agreements relating to off-the-shelf software or software components pursuant to a non-negotiable standard form or “shrink wrap” license agreement;

(H)            any contract with any insider of Limestone or any of its Subsidiaries or any arrangement under which Limestone or any of its Subsidiaries has advanced or loaned any amount to any of their respective insiders or immediate family member of any insider (the terms “insider” and “immediate family member” have the meanings given to them under Regulation O (12 C.F.R. Part 215) as promulgated by the FRB);

(I)            any contract, whether exclusive or otherwise, with any sales agent, franchisee or distributor acting for and on behalf of Limestone and its Subsidiaries;

(J)            other than this Agreement and any ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of the assets, properties or securities of Limestone or any of its Subsidiaries, other than purchases and sales of securities by Limestone Bank in the ordinary course consistent with past practices and the obligations of Limestone under this Agreement;

(K)            any contract that requires the payment of royalties;

(L)            any contract pursuant to which Limestone or any of its Subsidiaries has any obligation to share revenues or profits derived from Limestone or any of its Subsidiaries with any other Person;

(M)            any contract between (i) Limestone or any of its Subsidiaries, on the one hand, and any officer, director, employee or consultant of Limestone or any of its Subsidiaries, on the other hand, and (ii) Limestone or any of its Subsidiaries, on the one hand, and any Associate or other Affiliate of any director or  executive officer of Limestone or any of its Subsidiaries or any Person known to be an Associate or other Affiliate of any employee of Limestone or any of its Subsidiaries, on the other hand; and

(N)            any contract that is a “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC);

(O)            any other legally binding contract not of the type covered by any of the other items of this Section 5.01(j) involving money or property and having an obligation in excess of $50,000 in the aggregate in any period of 12 consecutive months and which is otherwise not in the ordinary and usual course of business.

(ii)            “Material Contracts” shall mean those contracts on the Limestone Disclosure Schedule listed under Section 5.01(j)(i).  True, complete and correct copies of all of the Material Contracts have been made available to Peoples.  All of the Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (A) as to Limestone or any of its Subsidiaries, as the case may be, and (B) to the Knowledge of Limestone, as to the other parties to such Material Contracts.  Except as disclosed in Section 5.01(j) of the Limestone Disclosure Schedule, Limestone and/or its Subsidiaries, as applicable, and to the Knowledge of Limestone, each other party to the Material Contracts, is performing all material obligations, conditions and covenants required to be performed by it under the Material Contracts.  Neither Limestone nor its Subsidiaries, and to the Knowledge of Limestone, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the Material Contracts, and neither Limestone nor its Subsidiaries, and to the Knowledge of Limestone, no other party, has received any notice that any of the Material Contracts will be terminated or will not be renewed. Neither Limestone nor any of its Subsidiaries has received from or given to any other Person any notice of default or other violation under any of the Material Contracts, nor, to the Knowledge of Limestone, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a default under any of the Material Contracts.

(k)            Brokerage and Finder’s Fees.  Except as set forth in Section 5.01(k) of Limestone Disclosure Schedule, neither Limestone nor any of its Subsidiaries has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.

(l)            Employee Benefit Plans; Employee Matters.

(i)            Section 5.01(l) of Limestone Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment, retention, change in control, severance agreements, and all similar practices, policies and arrangements, whether written or unwritten, that are currently effective or were in effect at any time in the previous five years, in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”) or director or former director (the “Directors”) of Limestone or any of its Subsidiaries or any ERISA Affiliate participates, sponsors or contributes, or to which any such Employees, Consultants or Directors are a party or under which Limestone or its Subsidiaries or any ERISA Affiliate has any present or future liability (the “Compensation and Benefit Plans”).  Neither Limestone nor any of its Subsidiaries nor any ERISA Affiliate has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.  No Compensation and Benefit Plan holds any Limestone Common Stock.

(ii)            Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made.  Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has either received a favorable Determination Letter from the Internal Revenue Service (“IRS”), and no circumstances exist which are likely to result in revocation of any such favorable Determination Letter; or has been adopted on a pre-approved plan which has received a current opinion letter from the national office of the IRS.  There is no pending or, to the Knowledge of Limestone, threatened legal action, suit or claim relating to the Compensation and Benefit Plans, except as set forth on Section 5.01(l) of Limestone Disclosure Schedule.  Neither Limestone nor any of its Subsidiaries nor any ERISA Affiliate has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Limestone or any of its Subsidiaries or any ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.  To the Knowledge of Limestone, no event has occurred or circumstance exists that could result in a material increase in premium cost of a Compensation and Benefit Plan that is insured, or a material increase in benefit cost of such Compensation and Benefit Plans that are self-insured.

(iii)            None of the Compensation and Benefit Plans is subject to Title IV of ERISA.  No liability under Title IV of ERISA has been or is expected to be incurred by Limestone or any of its Subsidiaries with respect to any terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, formerly maintained by any of them, or any single-employer plan of any entity (an “ERISA Affiliate”) which is considered a single employer with Limestone under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate Plan”).  None of Limestone, its Subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to either a defined benefit pension plan subject to Title IV of ERISA or to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980.  No notice of a “reportable event,” within the meaning of Section 4043 of ERISA, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan.  To the Knowledge of Limestone, there is no pending investigation or enforcement action by the U.S. Department of Labor or the IRS or any other Governmental Authority with respect to any Compensation and Benefit Plan.

(iv)            All contributions required to be made by Limestone under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Limestone or any of its Subsidiaries was or is a party have been timely made or have been reflected in accordance with GAAP on the financial statements in Limestone SEC Reports.

(v)            Except as otherwise provided under Section 6.10(b), neither Limestone nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder.  There has been no communication to Employees by Limestone or its Subsidiaries that would reasonably be expected to promise or guarantee such Employees’ retiree health or life insurance or other retiree death benefits on a permanent basis.

(vi)            Limestone and each of its Subsidiary has not incurred (whether or not assessed) and is not reasonably expected to incur or to be subject to, any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(vii)            Neither Limestone, any of its Subsidiaries nor any ERISA Affiliate maintain any Compensation and Benefit Plans covering leased or foreign (i.e., non-United States) Employees, independent contractors or non-employees.

(viii)            With respect to each Compensation and Benefit Plan, if applicable, Limestone has provided or made available to Peoples, true and complete copies of existing (A) Compensation and Benefit Plan documents and amendments thereto, including a written description of any Compensation and Benefit Plan or any other employee benefit obligation that is not otherwise in writing, and all board actions approving the same, (B) trust instruments and insurance contracts, including renewal notices, (C) the three most recent Forms 5500 filed with the IRS (including all schedules thereto and the opinions of independent accountants), (D) the most recent actuarial report and financial statement, (E) the most recent summary plan description, wrap document and summaries of material modifications, (F) any notices or forms to or from the IRS, Department of Labor, the PBGC (other than for premium payments) or any other Governmental Authority, (G) the most recent determination letter or opinion letter issued by the IRS, (H) any Form 5310 or Form 5330 filed with the IRS, (I) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests), and (J) all contracts with third party administrators, actuaries, investment managers, compensation consultants and other independent contractors that relate to a Compensation and Benefit Plan.

(ix)            Except as set forth on Section 5.01(l) of the Limestone Disclosure Schedules, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan, or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

(x)            Neither Limestone nor any of its Subsidiaries or any ERISA Affiliate maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the Treasury regulations issued thereunder.

(xi)            As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Peoples, Limestone or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code and applicable regulations thereunder) of Limestone on a consolidated basis or which would violate 12 U.S.C. Section 1828(k) or regulations thereunder.

(xii)            Limestone and each of its Subsidiaries are and during the previous five years have been, in compliance in all material respects with all applicable federal, state and local laws, regulations, ordinances and rulings respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and (i) none of Limestone or any of its Subsidiaries are engaged in any unfair labor practice or other employment and/or wage-related policy, practice or action in violation in any material respect of any federal, state or local law, regulation, ordinance or ruling pertaining to labor practices, including without limitation those related to wages and hours under the Fair Labor Standards Act (FLSA), and (ii) there is no unfair labor practice or employment-related complaint against Limestone or any of its Subsidiaries pending or, to the knowledge of Limestone, threatened before any state or federal court, the National Labor Relations Board, the Equal Employment Opportunity Commission (EEOC) or any other federal, state or local administrative body relating to employment or employment-related policies, practices or conditions.

(xiii)            Each Compensation and Benefit Plan that is a “nonqualified deferred compensation plan’ (as defined under Section 409A(d)(1) of the Code) complies with an has been established, documented, operated and maintained in form and operation, in accordance with Section 409A of the Code and the Treasury Regulations and other official guidance issued thereunder and no amounts under any such nonqualified deferred compensation plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code. Neither Limestone nor any of its Subsidiaries has any actual or potential obligation to indemnify, reimburse or otherwise gross-up any Person for any taxes, interest or penalties that may be imposed, incurred or accelerated under Section 409A or 4999 of the Code.

 (m)            Labor Matters.  Neither Limestone nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Limestone or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Limestone or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Limestone’s Knowledge, threatened, nor is Limestone aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.  Limestone and its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

(n)            Takeover Laws.  Limestone has taken all action required to be taken by Limestone in order to exempt this Agreement, the Support Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Support Agreements and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of the Commonwealth of Kentucky including Sections 271B.12-200 through 271B.12-220 of the KBCA (“Takeover Laws”), and (ii) any applicable provisions of the Limestone Articles, the Limestone Bylaws and/or the governing documents of any Limestone Subsidiary.

(o)            Environmental Matters.  Neither the conduct nor the operation of Limestone or any of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, to the Knowledge of Limestone, violates or violated Environmental Laws and to Limestone’s Knowledge, no condition exists or has existed or event has occurred with respect to any of them or any such property that is reasonably likely to result in liability under Environmental Laws.  Neither Limestone nor any of its Subsidiaries has received any notice from any Person that Limestone or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property.

(p)            Tax Matters.

(i)(A)                          All Tax Returns that were or are required to be filed by or with respect to Limestone and its Subsidiaries have been duly and timely filed, or an appropriate extension has been granted, and all such Tax Returns are true, correct and complete in all material respects, (B) all Taxes due (whether or not required to be shown to be due on the Tax Returns referred to in clause (i)(A) of this Section 5.01(p)) have been paid in full, and (C) no unexpired waivers of statutes of limitation have been given by or requested with respect to any Taxes of Limestone or its Subsidiaries.  Limestone has made available to Peoples true and correct copies of the United States federal income Tax Returns filed by Limestone and its Subsidiaries for each of the three most recent fiscal years.  Neither Limestone nor any of its Subsidiaries has any liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in the financial statements in Limestone SEC Reports or that have arisen in the ordinary and usual course of business since December 31, 2018.  The accruals and reserves for Taxes reflected in financial statements in Limestone SEC Reports are adequate for the periods covered.  There are no Liens for Taxes upon the assets of Limestone or any of its Subsidiaries other than Liens for current Taxes not yet due and payable.

(ii)            No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

(iii)            Limestone and its Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities, or are properly holding for such payment, all Taxes required by law to be withheld or collected.

(iv)            No claim has ever been made by any Governmental Authority in a jurisdiction where Limestone or any of its Subsidiaries do not file Tax Returns that Limestone or any of its Subsidiaries is or may be subject to taxation by that jurisdiction nor is there any factual basis for any such claim.

(v)            Neither Limestone nor any of its Subsidiaries has applied for any ruling from any Governmental Authority with respect to Taxes nor entered into a closing agreement (or similar arrangement) with any Governmental Authority.

(vi)            Neither Limestone nor any of its Subsidiaries has been audited by any Governmental Authority for taxable years ending on or subsequent to December 31, 2015.  No Tax audit or administrative or judicial Tax proceedings of any Governmental Authority are pending or being conducted with respect to Limestone or any of its Subsidiaries and, to the Knowledge of Limestone, no such audit or other proceeding has been threatened.  No Governmental Authority has asserted, is now asserting, or, to the Knowledge of Limestone, is threatening to assert against Limestone or any of its Subsidiaries any deficiency or claim for additional Taxes.

(vii)            Neither Limestone nor any of its Subsidiaries (A) is a party to any Tax allocation or sharing agreement (other than a tax allocation agreement between and among Limestone and its Subsidiaries), (B) has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which Limestone is or was the common parent corporation (the “Limestone Group”), or (C) has any liability for the Taxes of any Person (other than members of the Limestone Group) as a transferee or successor, by contract, or otherwise.

(viii)            Neither Limestone nor any of its Subsidiaries has agreed to any extension of time with respect to any Tax Return or a Tax assessment or deficiency, and no such extension of time has been requested.

(ix)            Neither Limestone nor any of its Subsidiaries has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect its liability for Taxes.

(x)            Except as set forth on Section 5.01(p) of the Limestone Disclosure Schedule, there are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which Limestone or its Subsidiaries is a party that could be treated as a partnership for Tax purposes.

(xi)            Except as set forth on Section 5.01(p) of the Limestone Disclosure Schedule, neither Limestone nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code.

(xii)            None of the assets of the Bank are “tax exempt use property” or “tax exempt bond financed property” within the meaning of Section 168 of the Code and the Bank is not a party to a “long-term contract” within the meaning of Section 460 of the Code.

(xiii)            Limestone has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Parent Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(q)            Risk Management Instruments.  Neither Limestone nor any of its Subsidiaries is a party to or otherwise bound by any interest rate swaps, caps, floors, option agreements, futures or forward contracts or other similar risk management arrangements.

(r)            Books and Records.  The books of account, minute books, stock record books, and other records of Limestone and its Subsidiaries, all of which have been made available to Peoples, are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Limestone and its Subsidiaries, including the maintenance of an adequate system of internal controls that is sufficient to provide reasonable assurances that transactions are executed in accordance with management’s authorization, that transactions are recorded as necessary, that access to assets is permitted only in accordance with management’s authorization, and that the recorded accountability for assets is compared at reasonable intervals and appropriate action is taken with respect to any differences.  The minute books of Limestone and its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Limestone Board and the governing bodies of its Subsidiaries, and committees of the Limestone Board and the governing bodies of its Subsidiaries, and no meeting of any such shareholders, Limestone Board and the governing bodies of its Subsidiaries, or committee has been held for which minutes have been prepared and are not contained in such minute books (other than minutes of immediately preceding meetings to be submitted and approved at the next regularly scheduled meeting of such governing body or committee).

(s)            Insurance.  Section 5.01(s) of the Limestone Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by Limestone or its Subsidiaries.  Limestone and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as is prudent in accordance with safe and sound industry practices.  All such insurance policies are in full force and effect; Limestone and its Subsidiaries are not in material default thereunder, all claims thereunder have been filed in due and timely fashion and Limestone and its Subsidiaries will cause to be filed in due and timely fashion any claims that have not yet been filed as of the date of this Agreement or which arise before the Effective Time of the Parent Merger.

(t)            Title to Real Property and Assets.

(i)            Section 5.01(t) of the Limestone Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by Limestone or its Subsidiaries.  Limestone and its Subsidiaries have good and marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, reflected on the financial statements in Limestone SEC Reports as being owned by Limestone as of December 31, 2021, or acquired after such date, except (A) statutory Liens for amounts not yet due and payable, (B) pledges to secure deposits and other Liens incurred in the ordinary course of banking business, (C) with respect to real property, such imperfections of title, easements, encumbrances, Liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (D) dispositions and encumbrances in the ordinary course of business.  No portion of any real property owned by Limestone or its Subsidiaries is (A) operated as a nonconforming use under applicable zoning codes, (B) located in either a “Special Flood Hazard Area” pursuant to the Federal Insurance Rate Maps created by the Federal Emergency Management Agency or an area which is inundated by a “100 year” flood as provided by any Governmental Authority.

(ii)            Each lease agreement set forth on Section 5.01(t) of the Limestone Disclosure Schedule is, as to Limestone and its Subsidiaries, as the case may be, and, to the Knowledge of Limestone, as to the other parties thereto, valid, legally binding, in full force and effect, and enforceable in accordance with its terms. There is not under any such lease agreements any default by Limestone or its Subsidiaries, or to the Knowledge of Limestone, to the other party under any such lease agreement which with notice or lapse of time, or both, would constitute a default.  The consummation of the transactions contemplated hereby will not result in a breach or default under any such lease agreements.  Neither Limestone nor any of its Subsidiaries has received written notice that the landlord under such lease agreements, as applicable, would refuse to renew such lease agreement upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals.

(iii)            The real property owned or leased by Limestone or its Subsidiaries complies in all material respects with all applicable private agreements, zoning codes, ordinances and requirements and other governmental laws and regulations relating thereto and there are no litigation or condemnation proceedings pending or, to Limestone’s Knowledge, threatened with respect to any such real property. All licenses and permits necessary for the occupancy and use of the real property owned or leased by Limestone or its Subsidiaries, as used in the ordinary course, consistent with past practices of Limestone and its Subsidiaries, have been obtained and are in full force and effect. All buildings, structures and improvements located on, fixtures contained in, and appurtenances attached to the real property owned or leased by Limestone or its Subsidiaries are in good condition and repair, subject to normal wear and tear, and no condition exists which materially interferes with the economic value or use thereof.

(iv)            All leases pursuant to which Limestone or its Subsidiaries, as lessee, leases personal property (except for leases that have expired by their terms or that Limestone or its Subsidiaries has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to Limestone’s Knowledge, the lessor.

 (u)            Loans.

(i)            The allowance for loan and lease losses as reflected on Limestone’s most financial statements filed with the SEC was, in the reasonable opinion of Limestone’s management, (A) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (B) consistent with GAAP and reasonable and sound banking practices and (C) in conformance with recommendations and comments in reports of examination in all material respects.

(ii)            Each loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) of Limestone and Limestone Subsidiaries (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent carried on the books and records of Limestone and Limestone Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (C) to the Knowledge of Limestone, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to enforceability as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.  Section 5.01(u) of the Limestone Disclosure Schedule lists each Loan that has as of the date hereof an outstanding balance of $500,000 or more and that (A) is over 90 days or more delinquent in payment of principal or interest, (B) is classified by Limestone or its Subsidiaries as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List” or words of similar import, (C) has undergone troubled debt restructuring, or (D) is entirely or predominantly unsecured.

(iii)     Each outstanding Loan of Limestone and the Limestone Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Limestone and the Limestone Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(iv)     None of the agreements pursuant to which Limestone or any of the Limestone Subsidiaries has sold Loans or pools of Loans, or participations in Loans or pools of Loans, contains any obligation to repurchase the Loans or interests therein solely on account of a payment default by the obligor on the Loan (other than first payment defaults and other than mortgage Loans sold to government sponsored entities).

(v)     There are no outstanding Loans made by Limestone or any of the Limestone Subsidiaries to any “executive officer” or other “insider” (as each term is defined in Regulation O promulgated by the FRB) of Limestone or the Limestone Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom, which are listed in Section 5.01(u) of the Limestone Disclosure Schedule.

(vi)     Neither Limestone nor any of the Limestone Subsidiaries is (A) now nor has it ever been since January 1, 2018, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans, and (B) aware of any actual or threatened claim, proceeding or investigation with respect thereto by any Person.

(vii)     Without limitation of the foregoing, Limestone and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable provision of, or any applicable regulation, policy and/or guideline of any Governmental Authority promulgated under or relating to, the CARES Act. Section 5.01(u) of the Limestone Disclosure Schedule lists (A) each Loan of Limestone or any Limestone Subsidiary as of the date of this Agreement that was made in connection with the Paycheck Protection Program established under the CARES Act, and (B) each Loan of Limestone and the Limestone Subsidiaries that is subject to payment deferral or otherwise has undergone troubled debt restructuring under the CARES Act as of the date of this Agreement (including all outstanding amounts and the expiration date for any deferral or other modification) (each Loan referred to in (C) a “CARES Act Modified Loan”). For purposes of this Agreement, “CARES Act” means, collectively, the Coronavirus Aid, Relief, and Economic Security Act, as amended, any extension thereof, and any other economic stimulus or other laws, rules, and regulations related to the Pandemic.

(v)            Repurchase Agreements.  With respect to all agreements pursuant to which Limestone or its Subsidiaries has purchased securities subject to an agreement to resell, if any, Limestone or any of its Subsidiaries, as the case may be, has a valid, perfected first Lien in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(w)            Investment Securities Portfolio. All investment securities held by Limestone or its Subsidiaries, as reflected in the financial statements in Limestone SEC Reports, are carried in accordance with GAAP consistent with the applicable guidelines issued by the Regulatory Authorities. Limestone or any of its Subsidiaries, as applicable, have good, valid and marketable title to all securities held by them, respectively, except securities held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the financial statements in Limestone SEC Reports and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of Limestone or its Subsidiaries.

(x)            Deposit Insurance. All of the deposits held by Limestone or any Limestone Subsidiary (including the records and documentation pertaining to the held deposits) have been established and are held in compliance in all material respects with (i) all applicable policies, practices and procedures of Limestone or the Limestone Subsidiary, as applicable and (ii) all applicable laws. The deposit accounts of Limestone and any Limestone Subsidiary are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination or revocation of the insurance are pending or, to Limestone’s Knowledge, threatened.

(y)             Information Security.  No third party has gained unauthorized access to any information systems or networks controlled by or material to the operation of the business of Limestone and the Limestone Subsidiaries (including without limitation any information system or networks owned or controlled by any third party (a “Third Party System”)), and there are no data security or other technological vulnerabilities with respect to its information technology systems or networks or, to Limestone’s Knowledge, any Third Party System material to the operation of the business of Limestone and the Limestone Subsidiaries, in each case that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Limestone.  Limestone maintains an information privacy and security program that maintains reasonable measures designed to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable law against any (i) loss or misuse of the data, (ii) unauthorized or unlawful operations performed upon the data, or (iii) other act or omission that compromises the security or confidentiality of the data.

(z)            Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information.  Limestone is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause Limestone or any of its Subsidiaries to be deemed (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law, or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act.  Limestone is not aware of any facts or circumstances that would cause Limestone to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause Limestone or any of its Subsidiaries to undertake any material remedial action.  The Limestone Board (or, where appropriate, the governing bodies of its Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with the Patriot Act and such anti-money laundering program meets the requirements of the Patriot Act and the regulations thereunder, and Limestone (or its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(aa)            CRA Compliance.  Neither Limestone nor any of its Subsidiaries has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder, and Limestone Bank has received a CRA rating of satisfactory or better as a result of its most recent CRA examination.  Neither Limestone nor any of its Subsidiaries has Knowledge of any fact or circumstance or set of facts or circumstances which could cause Limestone or any of its Subsidiaries to receive notice of non-compliance with such provisions or cause the CRA rating of any Limestone Subsidiary to fall below “satisfactory.”

(bb)            Related Party Transactions.  Neither Limestone nor any of its Subsidiaries has entered into any transactions with any Affiliate of Limestone or its Subsidiaries or any Affiliate of any director or executive officer of Limestone or its Subsidiaries (collectively, the “Related Parties”) except banking transactions in the ordinary course of the Limestone Bank’s business and compliance with applicable banking law pertaining to insider and affiliate transactions including but noted limited Sections 23A and 23B of the Federal Reserve Act, Regulation O (12 C.F.R. Part 215) and Regulation W (12 C.F.R. Part 223). None of the Related Parties presently (i) owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, customer, distributor, sales agent, or supplier of Limestone or any of its Affiliates, (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that Limestone or any of its Subsidiaries uses or the use of which is necessary for conduct of their business, (iii) has brought any action against, or owes any amount to, Limestone or its Subsidiaries (excepting amounts owed under loans made by Limestone Bank in the ordinary course and in compliance applicable banking laws), or (iv) on behalf of Limestone or any of its Subsidiaries, has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any executive officer or director of Limestone or its Subsidiaries, is a partner or stockholder (excepting stock holdings solely for investment purposes in securities of publicly held and traded companies and excepting banking transactions in the ordinary course of Limestone Bank’s banking business and in compliance applicable banking laws). Section 5.01(bb) of the Limestone Disclosure Schedule contains (i) a complete list of all contracts between Limestone, its Subsidiaries and any Related Party (collectively, the “Related Party Agreements”) entered into on or prior to the date of this Agreement or contemplated under this Agreement to be entered into before the Effective Date (other than those contracts entered into after the date of this Agreement for which Peoples has given its prior written consent) and (ii) a complete list of all insider loans under Regulation O (12 C.F.R. Part 215). The Bank is not party to any transaction with any Related Party on other than arm’s-length terms.

(cc)            Prohibited Payments.  None of Limestone, or the Limestone Subsidiaries, or to the Knowledge of Limestone, any director, officer, employee, agent or other Person acting on behalf of Limestone or any of the Limestone Subsidiaries has, directly or indirectly, (i) used any funds of Limestone or any of the Limestone Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Limestone or any of the Limestone Subsidiaries, (iii) violated the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Limestone or any of the Limestone Subsidiaries, (v) made any fraudulent entry on the books or records of Limestone or any of the Limestone Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Limestone or any of the Limestone Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Limestone or any of the Limestone Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(dd)            Fairness Opinion.  The Limestone Board has received the written opinion of Piper Sandler, to the effect that, as of the date hereof, the Merger Consideration to be received by the Limestone shareholders in the Parent Merger is fair to the holders of Limestone Common Stock from a financial point of view.

(ee)            Absence of Undisclosed Liabilities.  Neither Limestone nor any of its Subsidiaries has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on Limestone on a consolidated basis, except as disclosed in the financial statements in Limestone SEC Reports.

(ff)            Material Adverse Effect.  Limestone has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2021, that has had or could reasonably be expected to have a Material Adverse Effect on Limestone.

(gg)            Tax Treatment of Merger.  As of the date of this Agreement, Limestone is not aware of any fact or state of affairs relating to Limestone that could cause the Parent Merger not to be treated as a “reorganization” under Section 368(a) of the Code.

(hh)            Limestone Information. The information provided in writing by Limestone relating to Limestone and its Subsidiaries that is to be contained in the Registration Statement, the Joint Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authorities in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable. No representation or warranty by Limestone, and no statement by Limestone in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the transactions contemplated by this Agreement, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to Peoples.

5.02            Representations and Warranties of Peoples.  Except as disclosed in the disclosure schedule delivered by Peoples to Limestone concurrently herewith to the extent applicable (the “Peoples Disclosure Schedule”); provided that (i) the mere inclusion of an item in the Peoples  Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Peoples that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (iii) any disclosures made with respect to a section of Article V shall be deemed to qualify any other section of Article V specifically referenced or cross-referenced, Peoples hereby represents and warrants to Limestone as follows:

(a)            Organization, Standing and Authority.

(i)          Peoples is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is a financial holding company duly registered with the FRB under the BHC Act.  Peoples has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects.  Peoples is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

 (ii)          Except, in the case of clauses (B) and (C) only, as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Peoples, each Subsidiary of Peoples (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (C) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of Peoples to pay dividends or distributions, except, in the case of a Subsidiary that is an insured depository institution, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of Peoples Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the Knowledge of Peoples, threatened.

 (b)            Capital Structure of Peoples.  As of September 30, 2022, the authorized capital stock of Peoples consisted of 50,000,000 Peoples Common Shares, of which 28,278,078 shares were outstanding and 50,000 shares of preferred stock, without par value, none of which were outstanding.  The outstanding Peoples Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights.  As of September 30, 2022, Peoples had available the following number of Peoples Common Shares for issuance (i) 356,163 for the Peoples Equity Plan, (ii) 333,943 for its dividend reinvestment plan, (iii) 37,745 for the Peoples Board Deferred Compensation Plan, and (iv) 178,873 for the Peoples Employee Stock Purchase Plan.  No shares of preferred stock of Peoples are issued and outstanding or reserved for issuance.  As of September 30, 2022, 1,638,574 Peoples Common Shares were held in treasury by Peoples.

(c)            Ownership of Limestone Common Stock.  As of the date of this Agreement, Peoples and its Subsidiaries do not beneficially own any of the outstanding Limestone Common Stock.

(d)            Authority; No Violation.

(i)            Peoples has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Parent Merger and the Subsidiary Bank Merger have been duly and validly approved by the Board of Directors of Peoples.  The Board of Directors Peoples has determined that the Parent Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Peoples and its shareholders and has adopted a resolution to the foregoing effect.  Except for the approval of this Agreement, and the transactions contemplated herein, by the affirmative vote of the holders of a majority of the outstanding shares of Peoples Common Shares (the “Requisite Peoples Vote”), and the adoption and approval of the Subsidiary Bank Merger Agreement by Peoples, as Peoples Bank sole shareholder, no other corporate proceedings on the part of Peoples are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Peoples and (assuming due authorization, execution and delivery by Peoples) constitutes a valid and binding obligation of Peoples, enforceable against Peoples in accordance with its terms (except in all cases as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization). The Peoples Common Shares to be issued in the Parent Merger have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Peoples will have any preemptive right or similar rights in respect thereof.

(ii)            Neither the execution and delivery of this Agreement by Peoples, nor the consummation by Peoples of the transactions contemplated hereby, including the Merger and the Subsidiary Bank Merger, nor compliance by Peoples with any of the terms or provisions hereof, will (A) violate any provision of the Peoples Articles or the Peoples Regulations, or (B) assuming that the consents and approvals referred to in Section 5.02(e) are duly obtained, (1) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Peoples, any of the Peoples Subsidiaries or any of their respective properties or assets or (2) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Peoples or any of the Peoples Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Peoples or any of the Peoples Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (2) above) for such violations, conflicts, breaches or defaults which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Peoples.

(e)            Consents and Regulatory Approvals.

(i)            No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Peoples or any of its Subsidiaries in connection with the execution, delivery or performance by Peoples of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) the filings of applications, waivers or notices, as applicable, with Regulatory Authorities to approve the transactions contemplated by the Agreement, (B) the filing the Registration Statement, (C) Requisite Limestone Vote and Requisite Peoples Vote, (D) the filing of the certificate of merger with the OSS pursuant to the OGCL and articles of merger with the KSS pursuant to the KBCA, and filing the Subsidiary Bank Merger Certificates, (E) any approvals and notices required with respect to the Peoples Common Shares to be issued as part of the Merger Consideration under the rules of NASDAQ and (f) the receipt of the approvals set forth in Section 7.01(b).

(ii)            As of the date hereof, Peoples is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(iii)            As of the date hereof, there is no dispute or other proceeding pending between Peoples or Peoples Bank or any of their Subsidiaries and any community groups relating to Peoples or Peoples Bank, and, to the Peoples’ Knowledge, no such dispute or other proceeding as been threatened, in each case, that could reasonably be expected to materially delay the receipt of, or impair the ability to obtain, any regulatory approval required to be obtained by Peoples to consummate the transactions contemplated by this Agreement.

(f)            SEC Reports.

(i)            Peoples has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that it was required to file with the SEC, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and has paid all fees and assessments due and payable in connection therewith.

(ii)            An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Peoples pursuant to the Securities Act or the Exchange Act prior to the date of this Agreement (the “Peoples’ SEC Reports”) is publicly available. No such SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to any Peoples’ SEC Report filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Peoples’ SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  No executive officer of Peoples has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of Peoples’ SEC Reports.

(g)            Financial Statements; Material Adverse Effect; Internal Controls.

(i)            The financial statements of Peoples and its Subsidiaries included (or incorporated by reference) in Peoples’ SEC filings (including the related notes, where applicable) (A) have been prepared from, and are in accordance with, the books and records of Peoples and its Subsidiaries, (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Peoples and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (C) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (D) have been prepared in accordance with generally accepted accounting principles, consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Peoples and its Subsidiaries have been maintained in all material respects in accordance with generally accepted accounting principles and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Ernst & Young LLP has not resigned (or informed Peoples that it intends to resign) or been dismissed as independent public accountants of Peoples as a result of or in connection with any disagreements with Peoples on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(ii)            Neither Peoples nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever, except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of Peoples included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (including any notes thereto), (B) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2021 or (C) in connection with this Agreement and the transactions contemplated hereby.

(iii) Since December 31, 2021, (A) Peoples and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect on Peoples.

(iv)            Peoples and each of its Subsidiaries maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by Peoples in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to Peoples’ management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Peoples required under the Exchange Act with respect to such reports.  Peoples has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Peoples’ outside auditors and the audit committee of the Peoples Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Peoples’ ability to accurately record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Peoples’ internal controls over financial reporting.  Since December 31, 2021, neither Peoples, its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of Peoples or its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Peoples or its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Peoples or its Subsidiaries has engaged in questionable accounting or auditing practices.

(h)            Regulatory Matters.

(i)            Neither Peoples nor Peoples Bank nor any of their respective properties is a party to or is subject to a Regulatory Order from any Regulatory Authority.

(ii)            Neither Peoples nor Peoples Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, formal or informal agreement, memorandum of understanding, commitment letter, board resolution, supervisory letter or similar submission.

(i)            Litigation.  Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Peoples, or to delay or prevent Peoples from performing its obligations under this Agreement, no litigation, claim or other proceeding before any court or Governmental Authority is pending against Peoples or Peoples Bank, and, to Peoples’ Knowledge, no such litigation, claim or other proceeding has been threatened, and there is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against Peoples.

(j)            Compliance with Laws.  Peoples and each of its Subsidiaries (i) are in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, and (ii) have all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable law, except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Peoples and, to the Peoples’ Knowledge, no suspension or cancellation of any such necessary license, franchise, permit or authorization has, prior to the date hereof, been threatened in writing, and (iii) has not received any notification or communication from any Governmental Authority (A) asserting that Peoples or any of its Subsidiaries are not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor do any grounds for any of the foregoing exist). Peoples and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, any applicable law relating to Peoples or any of its Subsidiaries.

(k)            Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information.  To Peoples’ Knowledge, it and its Subsidiaries are not in any violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law, and are in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act.

(l)            CRA Compliance.  Peoples Bank currently has a CRA rating of  “outstanding” as a result of its most recent CRA examination.  Neither Peoples nor any of its Subsidiaries has received notice of non-compliance that would cause the CRA rating of Peoples Bank to fall below “satisfactory.”

(m)            Fairness Opinion.  The Peoples Board has received the written opinion of Raymond James & Associates, Inc., as of the date hereof, as to the fairness from a financial point of view to Peoples of the Merger Consideration to be paid by the Peoples in the Merger.

 (n)            Brokerage and Finder’s Fees. Except for Raymond James & Associates, Inc., Peoples has not engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.

 (o)            Takeover Laws.  Peoples has taken all action required to be taken by Peoples in order to exempt this Agreement, the Support Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Support Agreements and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any Takeover Laws, and (ii) any applicable provisions of the Peoples Articles, the Peoples Regulations and/or the governing documents of Peoples Bank.

(p)            Tax Treatment of Merger.  As of the date of this Agreement, Peoples is not aware of any fact or state of affairs relating to Peoples that could cause the Parent Merger not to be treated as a “reorganization” under Section 368(a) of the Code.

(q)            Peoples Information. The information provided in writing by Peoples relating to Peoples and its Subsidiaries that is to be contained in the Registration Statement, the Joint Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authorities in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable. No representation or warranty by Peoples, and no statement by Peoples in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the transactions contemplated by this Agreement, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to Limestone.

(r)            Material Adverse Effect.  Peoples has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2021, that has had or could reasonably be expected to have a Material Adverse Effect on Peoples.

ARTICLE VI
Covenants

6.01            Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of Limestone and Peoples shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

6.02            Shareholder Approvals.

(a) Each of Peoples and Limestone shall take all action necessary in accordance with applicable law and their respective organizational documents to duly call, give notice of, convene and, as soon as practicable after the Registration Statement is declared effective, hold a meeting of its shareholders and, except as otherwise provided herein, use its reasonable best efforts to take such other actions necessary to obtain the relevant shareholder approvals, in each case as promptly as practicable for the purpose of obtaining the Requisite Peoples Vote and the Requisite Limestone Vote. Each party shall cooperate and keep the other party informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Joint Proxy Statement/Prospectus to the shareholders of each party.  Each member of the Limestone Board shall have executed and delivered to Peoples a Support Agreement concurrently with the execution of this Agreement.

(b) Except in the case of an Acceptance of Superior Proposal permitted by Section 6.06, Limestone shall solicit, and use its reasonable best efforts to obtain, the Requisite Limestone Vote at the Limestone Meeting. Subject to Section 6.06(d), Limestone shall (i) through the Limestone Board, recommend to its shareholders adoption of this Agreement (the “Limestone Recommendation”), and (ii) include such recommendation in the Joint Proxy Statement/Prospectus. Limestone hereby acknowledges its obligation to submit this Agreement to its shareholders at the Limestone Meeting as provided in this Section 6.02.  If requested by Peoples, Limestone will engage a proxy solicitor, reasonably acceptable to Peoples, to assist in the solicitation of proxies from shareholders relating to the Requisite Limestone Vote.

(c) Peoples shall solicit, and use its reasonable best efforts to obtain, the Requisite Peoples Vote at the Peoples Meeting. Peoples shall (i) through the Peoples Board, recommend to its shareholders adoption of this Agreement and the transactions contemplated herein by the shareholders of Peoples and any other matters required to be approved by Peoples’ shareholders for consummation of the Merger and the transactions contemplated herein, as required by this Section 6.01(c) (the “Peoples Recommendation”), and (ii) include such recommendation in the Joint Proxy Statement/Prospectus. The Peoples Board shall at all times prior to and during the Peoples Meeting recommend the approval and adoption of this Agreement and the transactions contemplated herein by the shareholders of Peoples and any other matters required to be approved by Peoples’ shareholders for consummation of the Merger and the transactions contemplated herein and shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of Limestone or take any other action or make any other public statement inconsistent with such recommendation.

6.03             Registration Statement; Joint Proxy Statement/Prospectus.

(a)            Upon the execution and delivery of this Agreement, Peoples and Limestone shall promptly cause the Registration Statement to be prepared and Peoples shall cause the Registration Statement to be filed with the SEC. Peoples and Limestone shall use their commercially reasonable best efforts to have the Registration Statement declared effective by the SEC as soon as practicable after the filing thereof. The parties shall cooperate in responding to and considering any questions or comments from the SEC staff regarding the information contained in the Registration Statement. If, at any time after the Registration Statement is filed with the SEC, and prior to the Effective Time, any event relating to Limestone or Peoples is discovered by Limestone or Peoples, as applicable, which should be set forth in an amendment of, or a supplement to, the Registration Statement, the discovering party shall promptly inform the other party with all relevant information relating to such event, whereupon Peoples shall promptly cause an appropriate amendment to the Registration Statement to be filed with the SEC. Upon the effectiveness of such amendment, each of Limestone and Peoples (if prior to the meetings of the shareholders pursuant to Section 6.02 hereof) will take all necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to the shareholders entitled to vote at such meetings. Peoples shall also use reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Limestone shall furnish all information concerning Limestone and the holders of Limestone Common Stock as may be reasonably requested in connection with any such action. Limestone and Peoples shall each furnish the other with all information concerning each other and its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement.

(b)            Peoples and Limestone each agrees to use its commercially reasonable efforts and to cooperate with the other party in all reasonable respects to prepare the Joint Proxy Statement/Prospectus for filing with the SEC and, when the Registration Statement is effective, for delivery to their respective shareholders.

(c)            If either party becomes aware prior to the Effective Time of any information that would cause any of the statements in the Joint Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, that party shall promptly inform the other thereof and take the necessary steps to correct the Joint Proxy Statement/Prospectus.

6.04            Public Announcements.  Neither Limestone nor Peoples shall, and neither Limestone nor Peoples shall permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of Peoples, in the case of a proposed announcement, statement or disclosure by Limestone, or Limestone, in the case of a proposed announcement, statement or disclosure by Peoples; provided that either Peoples or Limestone may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by applicable law or by the rules of the SEC.

6.05            Access; Information.

(a)            Upon reasonable notice and subject to applicable laws relating to the exchange of information, Limestone shall, and shall cause each of its Subsidiaries to, afford Representatives of Peoples, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, Limestone shall, and shall cause its Subsidiaries to, make available to Peoples (i) a copy of each report, schedule, registration statement and other documents filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws, and (ii) all other information concerning its business, properties and personnel as Peoples may reasonably request, including periodic updates of the information provided in Section 5.01(hh). Limestone shall invite one Representative of Peoples selected by Peoples from time to time to attend, solely as an observer, all meetings of the Limestone Board (and committees thereof) and Limestone Bank board (including Limestone Bank’s loan committee) after the date of this Agreement; provided, however, that in no event shall such Peoples Representative be invited to or permitted to attend any executive session of Limestone’s Board, Limestone Bank’s board or any meeting at which Limestone reasonably determines that such attendance is inconsistent with the fiduciary obligations or confidentiality requirements of the Limestone Board or Limestone Bank board, as applicable.  Upon the reasonable request of Limestone, Peoples shall furnish such reasonable information about it and its business as is relevant to Limestone and its shareholders in connection with the transactions contemplated by this Agreement. Neither Limestone nor Peoples, nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)            Neither Limestone nor Peoples will, nor shall either party’s Representatives, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement, and such information will be subject to the confidentiality provisions of Section 6.16.

(c)            In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly upon request cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same.  No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(d)            During the period from the date of this Agreement to the Effective Time, as soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date hereof, Limestone will furnish to Peoples (i) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of Limestone or any of its Subsidiaries (to the extent available) as of and for such month then ended, (ii) internal management reports showing actual financial performance against plan and previous period, and (iii) to the extent permitted by applicable law, any reports provided to the Limestone Board or any committee thereof relating to the financial performance and risk management of Limestone or any of its Subsidiaries.

6.06            Acquisition Proposal.

(a)            From the date of this Agreement through the first to occur of the Effective Time or the termination of this Agreement, except as provided in Section 6.06(b), Limestone shall not, and shall cause any of its Subsidiaries and the officers, directors, employees, advisors and other agents of Limestone and its Subsidiaries not to, directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of providing information) or induce any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person or Group any confidential or nonpublic information with respect to or in connection with, an Acquisition Proposal, (iii) take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend any Acquisition Proposal or any agreement related thereto, (v) enter into any agreement contemplating or otherwise relating to any Acquisition Transaction or Acquisition Proposal, (vi) enter into any agreement or agreement in principle requiring, directly or indirectly, Limestone to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vii) propose or agree to do any of the foregoing.

(b)            Notwithstanding anything to the contrary in Section 6.06(a), if Limestone or any of its Representatives receives an unsolicited bona fide Acquisition Proposal that did not result from or arise in connection with a breach of Section 6.06(a), Limestone and its Representatives may take any action described in Section 6.06(a)(ii), if, and only if, the Limestone Board determines in good faith, after consultation with Limestone’s outside legal and financial advisors, that (i) such Acquisition Proposal constitutes or is reasonably capable of becoming a Superior Proposal, (ii) the failure of the Limestone Board to take such action would cause the Limestone Board to violate its fiduciary duties to the shareholders of Limestone under applicable Law; provided, that Limestone receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing party than the confidentiality terms of this Agreement.

(c)            As promptly as practicable (but in no event more than 48 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Acquisition Proposal, Limestone shall (i) advise Peoples in writing of the receipt of any Acquisition Proposal, request or inquiry and the terms and conditions of such Acquisition Proposal, request or inquiry, (ii) shall promptly provide to Peoples a written summary of the material terms of such Acquisition Proposal, request or inquiry including the identity of the Person or Group making the Acquisition Proposal, and (iii) shall keep Peoples promptly apprised of the status of any related developments, discussions and negotiations (including providing Peoples with a copy of all material documentation and correspondence relating thereto) on a current basis. Limestone agrees that it shall simultaneously provide to Peoples any information concerning Limestone that may be provided (pursuant to Section 6.06(b)) to any other Person or Group in connection with any Acquisition Proposal which has not previously been provided to Peoples.

(d)            Notwithstanding anything herein to the contrary, at any time prior to the Limestone Meeting, Limestone may accept or approve a Superior Proposal thereby withdrawing its recommendation of the Agreement (“Acceptance of Superior Proposal”), if and only if (x) from and after the date hereof, Limestone has complied with Sections 6.02 and 6.06, and (y) the Limestone Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would cause it to violate its fiduciary duties under applicable law; provided, that the Limestone Board may not effect a Acceptance of Superior Proposal unless:

(i)            Limestone shall have received an unsolicited bona fide written Acquisition Proposal and the Limestone Board shall have concluded in good faith (after consultation with Limestone’s financial advisors and outside legal counsel) that such Acquisition Proposal is a Superior Proposal, after taking into account any amendment or modification to this Agreement agreed to or proposed by Peoples;

(ii)            Limestone shall have provided prior written notice to Peoples at least five business days in advance (the “Notice Period”) of taking such action, which notice shall advise Peoples that the Limestone Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (including the identity of the Person or Group making the Superior Proposal);

(iii)            during the Notice Period, Limestone shall, and shall cause its financial advisors and outside counsel to, negotiate with Peoples in good faith (to the extent Peoples desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and

(iv)            the Limestone Board shall have concluded in good faith (after consultation with Limestone’s financial advisors and outside legal counsel) that, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by Peoples, if any, that such Acquisition Proposal continues to constitute a Superior Proposal.

If during the Notice Period any revisions are made to the Superior Proposal, Limestone shall deliver a new written notice to Peoples giving rise to a new five business day Notice Period and shall again comply with the requirements of this Section 6.06(d) with respect to such new written notice.

 (e)            Nothing contained in this Agreement shall prevent Limestone from complying with Rule 14d-9 and Rule 14e-2 under the Exchange; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in Limestone Recommendation unless Limestone Board reaffirms Limestone Recommendation in such disclosure.

(f)            As used in this Agreement:

(i) “Superior Proposal” means any bona fide written Acquisition Proposal on terms which the Limestone Board determines in good faith, after consultation with Limestone’s outside legal counsel and independent financial advisors, and taking into account all the legal, financial, regulatory and other aspects of such Acquisition Proposal, including as to certainty and timing of consummation, would, if consummated, result in a transaction that is more favorable to the holders of Limestone Common Stock from a financial point of view than the terms of this Agreement (in each case, taking into account any revisions to this Agreement made or proposed by Peoples); provided that for purposes of the definition of “Superior Proposal,” the references to “20% or more” in the definition of Acquisition Proposal or Acquisition Transaction shall be deemed to be references to “50% or more.”

(ii) “Acquisition Proposal” means any proposal, offer, inquiry, or indication of interest (whether binding or non-binding, and whether communicated to Limestone or publicly announced to Limestone’s shareholders) by any Person or Group (in each case other than Peoples or any of its Affiliates) relating to an Acquisition Transaction involving Limestone or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the purchase assets of which constitute 20% or more of the consolidated assets of Limestone as reflected on Limestone’s consolidated statement of condition prepared in accordance with GAAP.

(iii) “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving (A) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from Limestone by any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act), other than Peoples or any of its Affiliates, of 20% or more in interest of the total outstanding voting securities of Limestone or any of its Subsidiaries (measured by voting power), or any tender offer or exchange offer that if consummated would result in any Person or Group, other than Peoples or any of its Affiliates, beneficially owning 20% or more in interest of the total outstanding voting securities of Limestone or any of its Subsidiaries (measured by voting power), or any merger, consolidation, share exchange, business combination or similar transaction involving Limestone pursuant to which the shareholders of Limestone  immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction (or, if applicable, the ultimate parent thereof) (measured by voting power), (B) any sale or lease or exchange, transfer, license, acquisition or disposition of a business, deposits or assets that constitute 20% or more of the consolidated assets, business, revenues, net income, assets or deposits of Limestone, or (C) any liquidation or dissolution of Limestone or any of its Subsidiaries.

6.07            Takeover Laws.  No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Support Agreements to be subject to requirements imposed by the Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) this Agreement, the Support Agreements and the transactions contemplated by this Agreement from or, if necessary, challenge the validity or applicability of, the Takeover Law, as now or hereafter in effect.

6.08            Certain Policies.  Before the Effective Time, Limestone shall, upon the request of Peoples, (i) modify and change its loan, investment portfolio, asset liability management and real estate valuation policies and practices (including, but not limited to, loan classifications and levels of reserves) so that such policies and practices may be applied on a basis that is consistent with those of Peoples, and (ii) evaluate the need for any reserves including, but not limited to, reserves relating to any outstanding litigation, any Tax audits or any liabilities to be incurred upon cancellation of any contracts as a result of the Merger; provided, however, that Limestone shall not be obligated to take any such action pursuant to this Section 6.08 unless and until Peoples acknowledges that all conditions to its obligation to consummate the Merger have been satisfied (including, but not limited to, the receipt of the regulatory approvals required by Section 7.01(b)) and certifies to Limestone that Peoples’ representations and warranties, subject to Section 5.02, are true and correct as of such date and that Peoples is otherwise in material compliance with this Agreement; provided further, however, that Limestone shall not be obligated to take any such action pursuant to this Section 6.08 if such action would be clearly inconsistent with GAAP or applicable law. Limestone’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.08.

6.09            Regulatory Applications.

(a)            Peoples and Limestone and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to allow Peoples to prepare, submit and file all applications and requests for regulatory approval, to timely effect all filings and to obtain all consents, approvals and/or authorizations of all the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement.  In exercising the rights under this Section 6.09, each of the parties hereto agrees to act reasonably and as promptly as practicable, and Peoples agrees to file, and to cause Peoples Bank to file, all regulatory applications required to be filed by them with the FRB in connection with the Merger within thirty (30) days from the date hereof.  Peoples agrees that it will consult with Limestone with respect to the obtaining of all material consents, approvals and authorizations from the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement and to keep Limestone apprised of the status of material matters relating to obtainment of such consents, approvals and/or authorizations from the Regulatory Authorities.  Limestone shall have the right to review in advance, subject to applicable laws relating to the exchange of information, all material written information submitted to the Regulatory Authorities in connection with the transactions contemplated by this Agreement.  Notwithstanding the forgoing sentence, Limestone shall not have any right to review and/or inspect any competitively sensitive business or other proprietary information submitted by Peoples to any Regulatory Authority, including, but not limited to any business plan and/or financial data or analysis prepared by Peoples in relation to such consents, approvals and/or authorizations from the Regulatory Authorities.

 (b)            Limestone agrees, upon request, to furnish Peoples with all information concerning itself, Limestone Bank and its other direct and indirect Subsidiaries, and their directors, officers and shareholders and such other matters as may be reasonably necessary, advisable and/or required in connection with any filing, notice or application made by or on behalf of Peoples or any of its Subsidiaries to any Regulatory Authority.

6.10            Employment Matters; Employee Benefits.

(a)            It is understood and agreed that nothing in this Section 6.10 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give Limestone’s or any of its Subsidiaries’ employees any rights other than as employees at will under applicable law, and Limestone’s and its Subsidiaries’ employees shall not be deemed to be third-party beneficiaries of this Agreement.  Employees of Limestone or any of its Subsidiaries who become employees of Peoples as a result of the Merger shall participate in either Limestone’s Compensation and Benefit Plans (for so long as Peoples determines necessary or appropriate) or in the employee benefit plans sponsored by Peoples for Peoples’ employees (with credit for their years of service with Limestone or its Subsidiaries for participation and vesting purposes under Peoples’ applicable plans, including credit for years of service and for seniority under vacation and sick pay plans and programs, but subject to the eligibility and other terms of such plans.  In addition, to the extent Limestone’s employees participate in Peoples’ group health plan (instead of continued participation in Limestone’s group health plan), Peoples agrees (i) to waive all restrictions and limitations for pre-existing conditions under Peoples’ group health plan and applicable insurance policy and (ii) any eligible expenses incurred by such  Limestone employees and his or her covered dependents shall be taken into account under Peoples’ group health plan to the extent such eligible expenses were incurred during the plan year of Peoples’ group health plan in which the Closing Date occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable.

(b)            Subject to any applicable regulatory restrictions, Peoples shall pay to each employee of Limestone or its Subsidiaries who (i) is not subject to an existing contract providing for severance and/or a change in control payment, (ii) is an employee of Limestone or any of its Subsidiaries immediately before the Effective Time, (iii) has been an employee of Limestone or any of its Subsidiaries for at least six months prior to the Effective Time, (iv) is not offered continued employment by Peoples or any of its Subsidiaries after the Effective Time, and (v) who signs and delivers Peoples’ standard form of termination and release agreement, a severance amount equal to two weeks of pay, at their base rate of pay in effect at the time of termination, multiplied by the number of whole years of service of such employee with Limestone or any of its Subsidiaries, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal four weeks of base pay, and the maximum severance payment shall not exceed 26 weeks of base pay.  Such severance pay shall be paid in a lump sum within 14 days following the employee’s termination, provided that such employee has not been terminated for cause.  For any employee of Limestone or its Subsidiaries participating in Limestone’s group health program at the Effective Time who is entitled to a severance payment, the employee will be able to purchase health insurance coverage at the full premium rate for the entire COBRA period.

(c)            Prior to the Effective Date, but after the receipt of the last to be obtained of either the Requisite Limestone Vote, the Requisite Peoples Vote and the regulatory approvals required by Section 7.01(b) of this Agreement, the Limestone Board shall adopt a resolution approving the termination of its and/or the applicable Subsidiaries’ 401(k) Plan(s) (the “Limestone 401(k) Plan”) effective as of a date immediately preceding the Effective Date.  In addition, the Limestone Board shall approve the adoption of any amendments to the Limestone 401(k) Plan sufficient to terminate the Limestone 401(k) Plan immediately preceding the Effective Date. Following the Effective Date, Peoples, as the successor in interest to Limestone, shall begin the process of requesting from the IRS a determination that the termination of the Limestone 401(k) Plan is in compliance with Section 401(a) of the Code (the “Determination Letter”) and distributing benefits under the Limestone 401(k) Plan to plan participants. Peoples agrees to take all commercially reasonable steps necessary or appropriate to accept roll-overs of benefits from the Limestone 401(k) Plan to the Peoples 401(k) plan for employees of Limestone and its Subsidiaries who continue as employees of Peoples and its Subsidiaries after the Effective Time, subject to the provisions of the Peoples 401(k) Plan.

(d)            For current 2023 fiscal year, each employee of Limestone and its Subsidiaries that continues with Peoples, or any of its Subsidiaries, will at the Effective Time be entitled to the greater of (A) the accrued and unused paid-time-off  (i.e. the amounts accumulated from vacation, occasional non-work illness, appointments, personal emergencies, etc.) such employee has as of the Effective Time, or (B) the accrued and unused paid-time-off such employee would have for the same period had such employee been under Peoples’ policies and procedures.

(e)            Prior to the Effective Time, Limestone may make certain retention or stay bonus payments to certain employees of Limestone and its Affiliates pursuant to retention or stay bonus agreement, the form of which shall be acceptable to Peoples; provided, however, that (i) total aggregate amount of payments made pursuant to this Section shall not exceed $700,000 and (ii) Peoples has reviewed and approved the applicable allocation of amounts and list of recipients of such amounts.

(f)            On and after the date hereof, any broad-based employee notices or communication materials (including any website posting) to be provided or communicated by Limestone with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement shall be subject to the prior prompt review and comment of Peoples, and Limestone shall consider in good faith revising such notice or communication to reflect any comments or advice that Peoples timely provides.

(g)            Nothing in this Agreement shall confer upon any employee, director or consultant of Limestone or any of the Limestone Subsidiaries or affiliates any right to continue in the employ or service of Peoples, or any Peoples Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of Limestone, Peoples or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, director or consultant of Limestone or any of the Limestone Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause (subject to the provisions of Article IV of this Agreement).  Without limiting the generality of Section 9.11, subject to Section 6.18, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including, without limitation, any current or former employee, director or consultant of Limestone or any of the Limestone Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.11            Notification of Certain Matters; Disclosure Supplements.

 (a)            Peoples and Limestone (for purposes of this Section 6.11, the “Notifying Party”) shall each promptly advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on the Notifying Party or (ii) which the Notifying Party believes would or would be reasonably likely to cause or constitute a material breach of any of the Notifying Party’s representations, warranties or covenants contained herein that reasonably could be expected to give rise, either individually or in the aggregate, to the failure of a condition set forth in Article VII; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.11 or the failure of any condition set forth in Article VII to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Article VII to be satisfied.

(b)     Peoples and Limestone shall each promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the Peoples Disclosure Schedule and the Limestone Disclosure Schedule (as applicable) with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Peoples Disclosure Schedule or the Limestone Disclosure Schedule (as applicable) or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of Peoples or Limestone (as applicable) contained herein materially incorrect, untrue or misleading. No supplement, amendment or update to the Peoples Disclosure Schedule or Limestone Disclosure Schedule (as applicable) shall (i) cure any breach of a representation or warranty existing as of the date of this Agreement or any breach of a covenant in this Agreement after the execution of this Agreement; or (ii) affect a party’s rights with respect to termination under Article VIII of this Agreement.

6.12            Data Conversion.  From and after the date hereof, the parties shall use their commercially reasonable efforts to facilitate data sharing and the integration of Limestone with the business of Peoples following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic information technology system (the “Data Conversion”) to those used by Peoples. Limestone agrees to use all commercially reasonable efforts to promptly commence and aid Peoples preparations for implementation of the Data Conversion, with the goal of effecting the Data Conversion before the end of 2023. The parties agree to cooperate in preparing for the Data Conversion, including by providing reasonable access to data, information systems, and personnel having expertise with their and their respective Subsidiaries’ information and data systems.

6.13            Consents.  Limestone and Peoples each shall use its reasonable best efforts to obtain any required consents to the transactions contemplated by this Agreement.

6.14            Insurance Coverage.  Limestone shall cause the policies of insurance listed in the Limestone Disclosure Schedule (or policies of insurance providing comparable coverage) to remain in effect until the Effective Time.

6.15            Dividends.  In the calendar quarter in which the Closing occurs, each of Peoples and Limestone shall coordinate with the other the declaration of any dividends in respect of Peoples Common Shares and Limestone Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Limestone Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Limestone Common Stock and any shares of Peoples Common Shares any such holder receives in exchange therefor in the Parent Merger.

6.16            Confidentiality.  Except for the use of information in connection with the Joint Proxy Statement/Prospectus described in Section 6.03 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of Limestone and Peoples pursuant to the terms of this Agreement shall be kept in strictest confidence and not used for any purpose other than a mutually acceptable transaction contemplated hereby; provided that, subsequent to the mailing of the Joint Proxy Statement/Prospectus to the shareholders of each party, this Section 6.16 shall not apply to Information included in the Joint Proxy Statement/Prospectus to be sent to the shareholders of each party under Section 6.03.  Limestone and Peoples agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement.  Limestone and Peoples agree to hold the Information in strictest confidence and shall not use such Information for any purpose other than a mutually acceptable transaction contemplated hereby, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of Limestone or Peoples to fulfill its obligations hereunder, (ii) is demonstrated as already known to the party receiving the Information on a nonconfidential basis prior to the disclosure, or (iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information; provided nothing herein shall prohibit a party from making any disclosure required by law.  In the event the transactions contemplated by this Agreement are not consummated, Limestone and Peoples agree to return upon request all copies of the Information (including all copies, summaries, memorandum thereof) provided to the other promptly and destroy all electronic copies of such Information.

6.17            Regulatory Matters.  Peoples, Limestone and each of their Subsidiaries shall cooperate and each of them agrees to use its reasonable best efforts to remediate any order, decree, formal or informal agreement, memorandum of understanding or similar agreement by Limestone or any Subsidiary with, or a commitment letter, board resolution or similar submission by Limestone or any Subsidiary to, or supervisory letter from any Regulatory Authority to Limestone or Subsidiary, to the satisfaction of such Regulatory Authority.

6.18            Indemnification.

(a)            For a period of six years after the Effective Time, Peoples shall indemnify each Person who served as a director or officer of Limestone or its Subsidiaries on or after the date of this Agreement and before the Effective Time, to the fullest extent provided by the Limestone Articles and the Limestone Bylaws and the organizational documents of Limestone’s Subsidiaries as of the date hereof, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person was a director or officer of Limestone or any of its Subsidiaries or serving as a director or officer of another Person; provided, however, that any such indemnification shall not be prohibited by applicable state and federal laws. The indemnification obligation hereunder shall include the obligation to advance expenses in accordance with the Limestone Articles and the Limestone Bylaws and the organizational documents of Limestone’s Subsidiaries as in effect on the date hereof.

(b)            Before the Effective Date, Limestone shall procure, at the expense of Peoples, a policy of officers’ and directors’ and company liability insurance with respect to actions, omissions, events, matters or circumstances occurring prior to the Effective Time as currently maintained by Limestone (“Tail Policy”) to be effective for a period of six years following the Effective Time, on terms no less advantageous than those contained in Limestone’s existing directors’ and officers’ and company’s liability insurance policy; provided, however, that the premium on the Tail Policy shall not exceed 200% of Limestone’s then premium levels.

(c)            The provisions of the Section 6.18 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each person entitled to indemnification hereunder and his or her heirs and representatives.  If Peoples, or any of its successors or assigns, consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all its assets or deposits to any other entity or engages in any similar transaction, then in each case, proper provision shall be made so the successors and assigns of Peoples assume the obligations set forth in this Section 6.18.

6.19            Environmental Assessments. Limestone hereby agrees to permit Peoples to engage, at the expense of Peoples, a qualified consultant, mutually agreeable to Limestone and Peoples, to conduct a Phase I Environmental Site Assessment in accordance with the requirements of ASTM E1527-05 “Standard Practice for Environmental Site Assessments:  Phase I Environmental Site Assessment Practice (“Phase I”) of each parcel of real estate owned by Limestone or any Subsidiary, including real estate acquired by Limestone Bank upon foreclosure.  Peoples agrees to indemnify and hold Limestone and its Subsidiaries harmless from any damage that may result from the conduct of such assessments.

6.20            Exemption From Section 16(b) Liability.  Limestone and Peoples agree that, in order to most effectively compensate and retain those officers and directors of Limestone subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Limestone Insiders”), both before and after the Effective Time, it is desirable that Limestone Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Limestone Common Stock in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.20. Limestone shall deliver to Peoples in a reasonably timely fashion before the Effective Time accurate information regarding the Limestone Insiders, and the Boards of Directors of Peoples and of Limestone, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall before the Effective Time take all steps as may be necessary or appropriate to cause (a) in the case of Limestone, any dispositions of Limestone Common Stock by Limestone Insiders and (b) in the case of Peoples, any acquisitions of Peoples Common Shares by any Limestone Insiders who, immediately following the Merger, will be officers or directors of Peoples subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.22            Litigation and Claims. Each of Peoples and Limestone shall, to the extent permitted under applicable law and regulation, promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator pending or, to the knowledge of Peoples or Limestone, as applicable, threatened against Peoples, Limestone or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Subsidiary Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by against Peoples, Limestone or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.  Limestone shall give Peoples the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against Limestone and/or its directors or Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Limestone’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.23            NASDAQ Listing. Peoples shall cause the Peoples Common Shares to be issued in the Merger to be approved for listing on the NASDAQ – Global Select Market® as of the Effective Time.

6.24            Other Subsidiaries and Investments.

(a)            Prior to the Effective Date, Limestone and/or Limestone Bank, as applicable, shall facilitate the dissolution of: (i) PBIB Corporation, Inc., a Kentucky Corporation (the “PBIB Corporation”), (ii) PBI Title Services, LLC, a Kentucky limited liability company (“PBI Title”), (iii) IBP 1, LLC, a Kentucky limited liability company (“IBP 1”) and (iv) IBP 2, LLC, a Kentucky limited liability company (“IBP 2”).  The dissolutions contemplated by this Section 6.24(a) is referred to herein as the “Other Subsidiaries Dissolutions”. Limestone shall, and shall cause its Subsidiaries to, take, or cause to be taken, all such actions necessary to ensure that the Other Subsidiaries Dissolutions comply with all applicable laws, and Limestone will keep Peoples apprised of the status of matters relating to the Other Subsidiaries Dissolutions. The form of any and all documentation relating to the Other Subsidiaries Dissolutions shall be subject to the prior review of Peoples.

(b)            Limestone Bank owns 13 Class B ownership interests in Kentucky Title Center, LLC, a Kentucky limited liability company and title insurance and professional services firm for residential and commercial transactions (“Kentucky Title Center”). On or before the Effective Date, and in all cases subject to applicable law, Limestone shall cause Limestone Bank to take, or cause to be taken, all such actions necessary to ensure the sale, transfer and divestiture of its interest in Kentucky Title Center either to other member(s) of Kentucky Title Center or to Kentucky Title Center (“KTC Divestiture”). Limestone agree it shall consult with Peoples with respect to negotiating the KTC Divestiture and the obtaining of all permits, consents, approvals and authorizations of all third parties necessary or advisable to consummate the KTC Divestiture, and Limestone will keep Peoples apprised of the status of matters relating to the KTC Divestiture.  The form of any and all agreements, certificates and other documentation relating to the KTC Divestiture shall be subject to the prior review of Peoples.

6.25  Board Seat.  At or promptly following the Effective Time, Peoples shall increase by one (1) the number of directors constituting the Peoples Board and appoint Limestone’s Chairman, W. Glenn Hogan, to the Peoples Board, subject to Peoples standard corporate governance practices and standard director evaluation process.  Peoples shall, subject to its standard corporate governance practices, nominate and recommend such appointee for election at the next applicable annual meeting of the shareholders of Peoples to serve for a one-year term.

6.26            Absence of Control.It is the intent of the parties to this Agreement that Peoples, by reason of this Agreement, shall not be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, Limestone or any of its Subsidiaries and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of Limestone or any of its Subsidiaries.   Prior to the Effective Time, Limestone shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.27            Tax Treatment.  No party hereto shall take any action inconsistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.  Each of Peoples and Limestone agrees to take such action as may be reasonably required, if such action may be reasonably taken, to reverse the impact of past actions which would adversely impact the ability of the Merger to be characterized as a tax free reorganization under Section 368(a) of the Code.

ARTICLE VII
Conditions to Consummation of the Merger; Closing

7.01            Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each of Peoples and Limestone to consummate the Merger is subject to the fulfillment or written waiver by Peoples and Limestone prior to the Effective Time of each of the following conditions:

(a)            Shareholder Approval. This Agreement and the Merger shall have been duly adopted and approved by the requisite vote of the shareholders of Limestone and Peoples.

(b)            Regulatory Approvals.  All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the Peoples Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on Peoples and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the Peoples Board reasonably determines would either before or after the Effective Time be unduly burdensome.  For purposes of this Section 7.01(b), any regulatory approval that does not result in the termination of all outstanding Regulatory Orders applicable to Limestone and/or its Subsidiaries, if any, prior to or at the Effective Time shall be deemed to have a Material Adverse Effect on Peoples and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger.

(c)            No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d)            Listing of Peoples Common Shares.  The Peoples Common Shares to be issued in the Parent Merger shall have been authorized for listing on the NASDAQ – Global Select Market®.

(e)            Effectiveness of Registration Statement and Joint Proxy Statement/Prospectus.  The Registration Statement and Joint Proxy Statement/Prospectus shall have been declared effective by the SEC and shall not be subject to any stop order or any threatened stop order by the SEC.

7.02            Conditions to Obligation of Limestone.  The obligation of Limestone to consummate the Merger is also subject to the fulfillment or written waiver by Limestone prior to the Effective Time of each of the following conditions:

(a)            Representations and Warranties.  The representations and warranties of Peoples set forth in this Agreement shall be true and correct in all material respects, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date and any representation and warranty that is qualified by absence of a Material Adverse Effect shall be true and correct in all respects), and Limestone shall have received a certificate, dated the Effective Date, signed on behalf of Peoples, by the chief executive officer of Peoples to such effect.

(b)            Performance of Obligations of Peoples.  Peoples shall have performed in all material respects all obligations required to be performed by Peoples under this Agreement at or prior to the Effective Time, and Limestone shall have received a certificate, dated the Effective Date, signed on behalf of Peoples by the Chief Executive Officer of Peoples to such effect.

(c)            No Material Adverse Effect.  From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on Peoples.

(d)            Tax Opinion.  Limestone shall have received a written opinion of counsel satisfactory to it, in form and substance reasonably satisfactory to Limestone, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in the written opinion, the Parent Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that no gain or loss will be recognized by shareholders of Limestone to the extent they receive shares of Peoples Common Shares in connection with the Parent Merger in exchange for their shares of Limestone Common Stock, except that gain or loss will be recognized with respect to any cash received.  In rendering the written opinion, such counsel may require and rely upon representations contained in certificates of officers of Limestone and Peoples, reasonably satisfactory in form and substance to such counsel.

7.03            Conditions to Obligation of Peoples.  The obligation of Peoples to consummate the Merger is also subject to the fulfillment or written waiver by Peoples prior to the Effective Time of each of the following conditions:

(a)            Representations and Warranties.  The representations and warranties of Limestone set forth in this Agreement shall be true and correct in all material respects, subject to Section 5.01, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date and any representation and warranty that is qualified by absence of a Material Adverse Effect shall be true and correct in all respects) and Peoples shall have received a certificate, dated the Effective Date, signed on behalf of Limestone, by the president of Limestone to such effect.

(b)            Performance of Obligations of Limestone.  Limestone shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Peoples shall have received a certificate, dated the Effective Date, signed on behalf of Limestone by the president of Limestone to such effect.

(c)            Consents.  Limestone shall have obtained the consent or approval of each Person (other than Governmental Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any Loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, in Peoples’ reasonable estimate have a Material Adverse Effect, after the Effective Time, on the Surviving Corporation, including any consent or approval required for the assignment of any Material Contracts under Section 5.01(j).

(d)            FIRPTA Certification.  Peoples shall have received a statement executed on behalf of Limestone, dated as of the Effective Date, satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3) (in a form reasonably acceptable to Peoples) certifying that the Limestone Common Stock do not represent United States real property interests within the meaning of Section 897 of the Code and the Treasury regulations promulgated thereunder.

(e)            Dissenting Shares.  The holders of not more than 5% of the outstanding Limestone Common Stock shall have perfected their dissenters’ rights in accordance with the KBCA.

(f)            Real Estate.  There shall have been no condemnation, eminent domain or similar proceedings commenced or threatened in writing by any Government Authority with respect to any real estate owned by Limestone or any of its Subsidiaries, including real estate acquired in connection with foreclosure.  Either (i) the results of each Phase I as reported shall be satisfactory to Peoples, or (ii) any violation or potential violation of the representations and warranties contained in Section 5.01(o) of this Agreement disclosed in a Phase I report shall have been remedied by Limestone or any of its Subsidiaries to the reasonable satisfaction of Peoples.

(g)            Tail Policy.  Limestone shall have procured the Tail Policy in accordance with the terms and subject to the conditions of Section 6.18(b).

(h)            Other Subsidiaries Dissolutions. The dissolutions contemplated by the Other Subsidiaries Dissolutions shall have been completed in a manner and pursuant to documentation reasonably acceptable to Peoples.

 (i)            KTC  Divestiture. The transactions contemplated by the KTC Divestiture shall have been completed in a manner and pursuant to documentation reasonably acceptable to Peoples.

(j)            Estoppel Certificates.  Limestone shall have delivered to Peoples an estoppel certificate, in such form as is acceptable to Peoples, for each lease agreement set forth in Section 5.01(t) of the Limestone Disclosure Schedule from the applicable counterparty.

(m)            No Material Adverse Effect.  From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on Limestone.

ARTICLE VIII
Termination

8.01            Termination.  This Agreement may be terminated, and the Merger may be abandoned:

(a)            At any time prior to the Effective Time, by the mutual written consent of Peoples and Limestone, if the board of directors of each so determines by vote of a majority of the members of its entire board.

(b)            At any time prior to the Effective Time, by Peoples or Limestone upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of the entire board, in the event of either (i) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, in the reasonable opinion of the non-breaching party, to result in a Material Adverse Effect.

(c)            At any time prior to the Effective Time, by Peoples or Limestone upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Parent Merger is not consummated by July 31, 2023 (or such later date as to which Limestone and Peoples may mutually agree in writing), except to the extent that the failure of the Parent Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c) in breach of such party’s obligations under this Agreement.

(d)            By Limestone or Peoples upon written notice to the other party, if its board of directors so determines by a vote of a majority of the members of its entire board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied and the denial has become final and nonappealable, (ii) any Governmental Authority whose approval is required for consummation of the Merger and the other transactions contemplated by this Agreement shall have requested, directed or advised Peoples or Limestone to withdraw its application for approval of the Merger, or (iii) any Governmental Authority of competent jurisdiction shall have issued a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Parent Merger or the Subsidiary Bank Merger.

(e)              By either Limestone or Peoples if the Requisite Limestone Vote shall not have been obtained at the Limestone Meeting duly convened therefor or at any adjournment or postponement thereof; provided, that no party may terminate this Agreement pursuant to this Section 8.01(e) if the party has breached in any material respect any of its obligations under this Agreement, in each case in a manner that primarily caused the failure to obtain the Requisite Limestone Vote at the Limestone Meeting or at any adjournment or postponement thereof.

(f)             By:

(i)      Limestone if (A) the Limestone Board (or a duly authorized committee thereof) has authorized an Acceptance of Superior Proposal, and (B) Limestone has complied in all respects with Section 6.06; provided, that the right of Limestone to terminate this Agreement pursuant to this Section 8.01(f) is conditioned on and subject to the prior payment by Limestone to Peoples of the Termination Fee in accordance with Section 8.02(b).  Any purported termination pursuant to this Section 8.01(f) shall be void and of no force or effect if Limestone shall not have paid and Peoples shall not have received the Termination Fee; or

(ii)      Peoples prior to the time the Requisite Limestone Vote is obtained, if (A) the Limestone Board shall have (1) failed to include the Limestone Recommendation in the Joint Proxy Statement/Prospectus, or withdrawn, modified or qualified the Limestone Recommendation in a manner adverse to Peoples, or publicly disclosed that it intends to do so, or failed to recommend against acceptance of a tender offer or exchange offer constituting an Acquisition Proposal that has been publicly disclosed within five (5) business days after the commencement of the tender or exchange offer, in any case whether or not permitted by the terms hereof or (2) recommended or endorsed an Acquisition Proposal or publicly disclosed its intention to do so, or failed to issue a press release announcing its unqualified opposition to the Acquisition Proposal within five (5) business days after an Acquisition Proposal is publicly announced, or (B) Limestone or its Board of Directors has breached its obligations under Section 6.02 or Section 6.06 in any material respect; provided, in each case, that Peoples is not in breach of this Agreement and its representations and warranties contained in this Agreement shall remain true and correct in all material respects (without regard to any supplement or amendment to the Peoples Disclosure Schedule after the date hereof).

(g)          By written notice of Limestone to Peoples if, and only if, both of the following conditions are satisfied at any time during the five-day period commencing on the Determination Date, such termination to be effective on the tenth day following the Determination Date:

            (i)            the Peoples Market Value on the Determination Date is less than the Peoples Market Price multiplied by 0.825; and

(ii)            the number obtained by dividing the Peoples Market Value on the Determination Date by the Peoples Market Price shall be less than the Index Ratio minus 0.175;

Subject, however, to the following three sentences: If Limestone elects to exercise its termination right pursuant to this Section 8.01(g), it shall give prompt written notice thereof to Peoples.  During the five business day period commencing with Peoples’ receipt of such notice, Peoples shall have the option to increase the Exchange Ratio to equal a quotient, the numerator of which is equal to the product of the Peoples Market Price, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.175 and the denominator of which is equal to the Peoples Market Value on the Determination Date.  If within such five business day period, Peoples delivers written notice to Limestone that it intends to proceed with the Parent Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies Limestone of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.01(g), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).

For purposes of this Section 8.01(g), the following terms shall have the meanings indicated below:

“Determination Date” shall mean any date following the first date on which all regulatory approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period) and prior to the Effective Date.

“Final Index Price” means the average of the daily closing value of the Index for the ten consecutive trading days immediately preceding the Determination Date.

“Index” means the NASDAQ Bank Index or, if such Index is not available, such substitute or similar index as substantially replicates the NASDAQ Bank Index.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial Index Price” means $4,112.24, the closing value of the Index on October 21, 2022.

“Peoples Market Price” shall mean the volume average weighted closing sale price of a Peoples Common Share on The NASDAQ Global Select Market® during the 20 consecutive trading days immediately preceding the date of this Agreement.

“Peoples Market Value” means, as of any specified date, the average of the volume weighted daily closing sales prices of a share of Peoples Common Shares as reported on The NASDAQ Global Select Market® for the ten consecutive trading days immediately preceding such specified date.

         (h)  by Limestone prior to the time the Requisite Peoples Vote is obtained, if (A) the Peoples Board shall have failed to include the Peoples Recommendation in the Joint Proxy Statement/Prospectus, or withdrawn, modified or qualified the Peoples Recommendation in a manner adverse to Limestone, or publicly disclosed that it intends to do so, or (B) Peoples or its Board of Directors has otherwise breached its obligations under Section 6.02 in any material respect; provided, in each case, that Limestone is not in breach of this Agreement and its representations and warranties contained in this Agreement shall remain true and correct in all material respects (without regard to any supplement or amendment to the Limestone Disclosure Schedule after the date hereof).

8.02            Effect of Termination and Abandonment; Enforcement of Agreement.

(a)            In the event of termination of this Agreement pursuant to Section 8.01, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) Section 6.16, this Section 8.02, and Article IX shall survive any termination of this Agreement; and (ii)  notwithstanding anything to the contrary contained in this Agreement, except as set forth in Section 8.02(c) and (d), neither Peoples nor Limestone shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement occurring prior to termination, and termination of this Agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of this Agreement (A) giving rise to such termination and (B) resulting from any willful and material breach or fraud.

(b)            In the event that:

                           (i)(A) after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management or the Limestone Board or has been made directly to the Limestone shareholders generally or any Person shall have publicly announced (and, in each case, not unconditionally withdrawn) an Acquisition Proposal with respect to Limestone, and thereafter this Agreement is terminated by Peoples pursuant to Section 8.01(b) as a result of a willful breach by Limestone; and (B) prior to the date that is twelve (12) months after the date of the termination of this Agreement, Limestone enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Limestone shall, on the earlier of the date it enters into the definitive agreement and the date of consummation of the transaction, pay Peoples, by wire transfer of same day funds (to an account designated in writing by Peoples), a fee equal to $8,300,000 (the “Termination Fee”); and

(ii)     this Agreement is terminated by Limestone or Peoples pursuant to Section 8.01(f), then Limestone shall pay Peoples, by wire transfer of same day funds (to an account designated in writing by Peoples), the Termination Fee no later than two (2) business days after the termination of this Agreement.

(c)            Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s fraud, in the event that this Agreement is terminated as provided in Section 8.01 under circumstances where the Termination Fee is payable to Peoples, and paid in full by Limestone pursuant to this Section 8.02, the payment of such Termination Fee shall be the sole and exclusive remedy available to Peoples and the maximum aggregate liability of Limestone with respect to this Agreement and the transactions contemplated by this Agreement, and Limestone shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Peoples or any of its Affiliates or Representatives.

(d)     Each party acknowledges that the agreements contained in Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Limestone fails promptly to pay a Termination Fee owed hereunder, and, in order to obtain the payment Peoples commences a suit which results in a judgment against Limestone for payment of any such amount, Limestone shall pay the costs and expenses of Peoples (including reasonable attorneys’ fees and expenses) in connection with the suit. In addition, if Limestone fails to pay the Termination Fee as and when due hereunder, then Limestone shall pay interest on the overdue amounts (for the period commencing as of the date that the overdue amount was originally required to be paid and ending on the date that the overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as published in the Wall Street Journal) in effect on the date on which the payment was required to be made for the period commencing as of the date that the overdue amount was originally required to be paid. The Termination Fee constitutes liquidated damages and not a penalty, and, except in the case of fraud, shall be (together with the amounts specified in this Section 8.02(d)) the sole monetary remedy of Peoples in the event of a termination of this Agreement specified in the section under circumstances where the Termination Fee is payable and is paid in full.

ARTICLE IX
Miscellaneous

9.01            No Survival.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.02            Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Limestone Vote or the Requisite Peoples Vote; provided, however, that after the receipt of the Requisite Limestone Vote or the Requisite Peoples Vote, there may not be, without further approval of such shareholders of Limestone or Peoples, as applicable, any amendment of this Agreement that requires such further approval under applicable law.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties.

9.03            Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite Limestone Vote or the Requisite Peoples Vote, there may not be, without further approval of such shareholders of Limestone or Peoples, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.04            Counterparts.  This Agreement may be executed in counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.05            Confidential Supervisory Information.  Notwithstanding any other provision of this Agreement, no disclosure, representation, or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including “confidential supervisory information” as defined in any regulation or rule adopted or promulgated by a Regulatory Authority) by any party to this Agreement to the extent prohibited by applicable law.  To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.06            Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law principles.  Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court located in Columbus, Franklin County, Ohio (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.06.

9.07            Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT THE PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.07.

9.08            Expenses.  Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

9.09            Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or if by email, upon confirmation of receipt, (ii) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the seventh (7th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Limestone, to:	Limestone Bancorp, Inc. 2500 Eastpoint Parkway Louisville, Kentucky 40223-4156 Attention: John T. Taylor Email: JTaylor@limestonebank.com

With a copy to:	Wyatt, Tarrant & Combs, LLP 400 W. Market Street, Suite 2000 Louisville, Kentucky 40202 Attention: Cynthia W. Young Email: cyoung@wyattfirm.com

If to Peoples, to:	Peoples Bancorp Inc. 138 Putnam Street Marietta, Ohio 45750 Attention: Charles W. Sulerzyski, President & CEO Email: Chuck.Sulerzyski@pebo.com

With a copy to:	Peoples Bancorp Inc. 138 Putnam Street Marietta, Ohio 45750 Attention: M. Ryan Kirkham, Executive Vice President/General Counsel Email: Ryan.Kirkham@pebo.com

9.10            Entire Understanding.  This Agreement, the Support Agreements and any separate agreement entered into by the parties on even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than such Support Agreements or any such separate agreement).

9.11            Assignment; Third-Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  This Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, except the rights of the holders of Limestone Common Stock to receive the Merger Consideration in the Parent Merger as provided in Article III shall inure to the benefit of such holders thereunder at and after the Effective Time and subject to Section 6.18.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.  Notwithstanding any other provision in this Agreement to the contrary, no consent, approval or agreement of any third-party beneficiary will be required to amend, modify or waive any provision of this Agreement.

9.12            Interpretation.  The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The word “or” shall not be exclusive.  References to “the date hereof” shall mean the date of this Agreement.

9.13            Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Parent Merger), in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.14            Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.15            Delivery by Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e‑mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of e‑mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e‑mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Remainder of Page Intentionally Left Blank]

AGREEMENT AND PLAN OF MERGER
Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

LIMESTONE BANCORP, INC.

By:	/s/ John T. Taylor
John T. Taylor, President and CEO

PEOPLES BANCORP INC.

By:	/s/ Charles W. Sulerzyski
Charles W. Sulerzyski, President and CEO

EXHIBIT A

FORM OF DIRECTOR SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), is entered into as of ________, 2022, by and among Peoples Bancorp Inc., a financial holding company incorporated under Ohio law (“Peoples”) and ___________ (“Shareholder”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Peoples and Limestone are entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (as amended or supplemented from time to time, the “Merger Agreement”), pursuant to which, among other things, Limestone shall be merged with and into Peoples, upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms not otherwise defined in this Agreement shall have meanings provided in the Merger Agreement.

WHEREAS, as of the date of this Agreement, Shareholder is the record and beneficial owner and has the power to vote the number of shares of Limestone Common Stock set forth, and in the manner reflected, on Attachment A to this Agreement (the shares listed on Attachment A, together with all shares of Limestone Common Stock subsequently acquired by the Shareholder during the term of this Agreement, are referred to in this Agreement as the “Owned Shares”).

WHEREAS, as an inducement and condition to entering into the Merger Agreement, Peoples has required that Shareholder agree, and Shareholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follow:

ARTICLE I
VOTING AGREEMENT

Section 1.1     Agreement to Vote. Shareholder hereby agrees that, during the time this Agreement is in effect, at the Limestone Meeting, and at any other meeting of the shareholders of Limestone, however called, or any adjournment or postponement thereof, Shareholder shall:

(a)     appear at each meeting or otherwise cause the Owned Shares to be counted as present at each meeting for purposes of calculating a quorum; and

(b)     vote (or cause to be voted), in person or by proxy, all of the Owned Shares (i) in favor of (A) the adoption and approval of the Parent Merger, the Merger Agreement and the transactions contemplated thereby, (B) any other matter that is required to facilitate the transactions contemplated by the Merger Agreement and (C) any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes to approve the Parent Merger, the Merger Agreement and the transactions contemplated thereby; (ii) against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Limestone contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Parent Merger or the transactions contemplated by the Merger Agreement or the performance by Shareholder of Shareholder’s obligations under this Agreement.

Section 1.2     Shareholder Capacity. Notwithstanding anything to the contrary contained in this Agreement, Shareholder makes no agreement or understanding in this Agreement in Shareholder’s capacity as a director or officer, as applicable, of Limestone or the Limestone Subsidiaries, and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder’s capacity as such a director or officer, as applicable, of Limestone or the Limestone Subsidiaries, including in exercising rights under the Merger Agreement, and no actions or omissions taken in the Shareholder’s capacity as a director or officer of Limestone or its Subsidiaries shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit or restrict Shareholder from exercising Shareholder’s fiduciary duties as a director or officer, as applicable, to Limestone, the Limestone Subsidiaries or their respective shareholders.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder represents and warrants to Peoples as follows:

Section 2.1     Authority; Authorization.

(a)     Shareholder has all requisite power, right, authority and capacity to execute and deliver this Agreement, to perform Shareholder’s obligations under this Agreement, and to consummate the transactions contemplated by this Agreement.

(b)     This Agreement has been duly and validly executed and delivered by Shareholder, and the execution, delivery and performance of this Agreement by Shareholder and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Shareholder, and no other actions or proceedings on the part of Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.

(c)     Assuming the authorization, execution and delivery of this Agreement by Peoples, this Agreement constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

(d)     If Shareholder is married and the Owned Shares set forth by the name of Shareholder on the signature page to this Agreement constitute property owned jointly with Shareholder’s spouse, this Agreement has been executed by Shareholder’s spouse and constitutes the valid and binding agreement of Shareholder’s spouse. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform this Agreement.

Section 2.2     Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the consummation of the transactions contemplated by this Agreement and the compliance with the provisions of this Agreement will not (a) to the knowledge of Shareholder, require Shareholder to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (b) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Shareholder, (c) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Shareholder, or (d) violate any other agreement to which Shareholder is a party including, without limitation, any voting agreement, shareholder agreement, irrevocable proxy or voting trust. The Owned Shares are not, with respect to the voting or transfer of the Owned Shares, subject to any other agreement, including any voting agreement, shareholder agreement, irrevocable proxy or voting trust.

Section 2.3     Ownership of Securities. On the date of this Agreement, the Owned Shares set forth on Attachment A to this Agreement are owned of record or beneficially by Shareholder in the manner reflected on Attachment A, include all of the shares of Limestone Common Stock owned of record or beneficially by Shareholder, and are free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests (other than as created by this Agreement). As of the date of this Agreement, except as reflected on Attachment A, Shareholder has, and at the Limestone Meeting or any other shareholder meeting of Limestone in connection with the Parent Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement (except respecting Owned Shares that Shareholder is permitted to Transfer (as defined in Section 3.2(a) below) pursuant to this Agreement), Shareholder will have, sole voting power and sole dispositive power with respect to all of the Owned Shares. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

Section 2.4     Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of its affiliates before or by any governmental authority that could reasonably be expected to impair the ability of Shareholder to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis.

Section 2.5     Reliance by Peoples. Shareholder understands and acknowledges that Peoples is entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.

ARTICLE III
COVENANTS

     Section 3.1     No Solicitation; Notice of Acquisitions; Proposals Regarding Prohibited Transactions.

(a)     Shareholder agrees, that during the term of this Agreement, Shareholder shall not, and shall not permit any investment banker, financial advisor, attorney, accountant or other representative retained by Shareholder, directly or indirectly, to (i) take any of the actions specified in Section 6.06 of the Merger Agreement, except as permitted by such Section 6.06 of the Merger Agreement, (ii) participate in, directly or indirectly, a “solicitation” of “proxies” (as those terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of Limestone Common Stock in connection with any vote or other action on any matter of a type described in Section 1.1(b) of this Agreement, other than to recommend that shareholders of Limestone vote in favor of the adoption and approval of the Merger Agreement and the Parent Merger and as otherwise expressly permitted by this Agreement or the Merger Agreement. Except as permitted by the Merger Agreement, Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Peoples with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 3.1.

(b)     Shareholder hereby agrees to notify Peoples promptly (and, in any event, within 24 hours) in writing of the number of any additional shares of Limestone Common Stock of which Shareholder acquires beneficial or record ownership on or after the date hereof.

Section 3.2     Restrictions on Transfer and Proxies; Non-Interference.

(a)     Shareholder agrees that it will not, prior to the receipt of the Requisite Limestone Vote or the termination of this Agreement, Transfer or agree to Transfer any Owned Shares other than with Peoples’ prior written consent. For purposes of this Agreement, “Transfer” shall mean to, other than in connection with the Parent Merger or the other transactions contemplated by the Merger Agreement, offer, sell, contract to sell, pledge, assign, distribute by gift or donation, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)), directly or indirectly, any shares of capital stock of Limestone or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction. Notwithstanding the foregoing, Shareholder may make gifts of Owned Shares during the term of this Agreement if the donee enters into an agreement containing covenants governing the voting and transfer of the transferred Owned Shares equivalent to those set forth in this Agreement.

(b)     Shareholder hereby covenants and agrees that, except for this Agreement, it (i) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Owned Shares, (ii) has not granted, and except for proxies granted as contemplated by Section 1.1(b), shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Owned Shares, (iii) has not taken any action, and shall not take any action at any time while this Agreement remains in effect, that would or is reasonably likely to (A) make any representation or warranty contained in this Agreement untrue or incorrect in any material respect or (B) have the effect of preventing Shareholder from performing its obligations under this Agreement.

Section 3.3     Dissenters’ Rights. Shareholder agrees not to exercise any right to dissent (including, without limitation, under any rights set forth in Sections 271B.13-010 through 271B.13-310 of the KBCA) as to any Owned Shares which may arise with respect to the Parent Merger or the transactions contemplated by the Merger Agreement.

Section 3.4     Stop Transfer. Shareholder agrees that it shall not request that Limestone register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Owned Shares prior to the receipt of the Requisite Limestone Vote, unless the transfer is made in compliance with this Agreement.

Section 3.5     Further Assurances; Cooperation.

(a)     Shareholder, without further consideration, will (i) use all reasonable efforts to cooperate with Peoples and Limestone in furtherance of the transactions contemplated by the Merger Agreement, (ii) promptly execute and deliver all additional documents that may be reasonably necessary in furtherance of the transactions contemplated by the Merger Agreement, and take all reasonable actions as are necessary or appropriate to consummate the transactions contemplated by the Merger Agreement, and (iii) promptly provide any information, and make all filings, reasonably requested by Peoples for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with any Regulatory Authorities).

(b)     Shareholder consents to the publication and disclosure in the Proxy Statement (and, as and to the extent otherwise required by law or any Regulatory Authority or Governmental Authority, in any other documents or communications provided by Peoples or Limestone to any Regulatory Authority or Governmental Authority or to security holders of Peoples or Limestone) of Shareholder’s identity and beneficial and record ownership of the Owned Shares, the nature of Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and the Merger Agreement and any additional requisite information regarding the relationship of Shareholder with Peoples and the Peoples Subsidiaries and/or Limestone, and the Limestone Subsidiaries.

ARTICLE IV
TERMINATION

Section 4.1     Termination. This Agreement shall terminate upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the Effective Time.

Section 4.2     Effect of Termination. In the event of termination of this Agreement pursuant to Section 4.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no termination of this Agreement prior to the Effective Time shall relieve any party to this Agreement from any liability for any breach of this Agreement occurring prior to the termination of this Agreement.

ARTICLE V
MISCELLANEOUS

Section 5.1     Amendment; Waivers. Any provision of this Agreement may be amended or waived if, and only if, the amendment or waiver is in writing and signed (a) in the case of an amendment, by the parties hereto, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver the applicable right, power or privilege, nor shall any single or partial exercise any right, power or privilege preclude any other or further exercise of the applicable right, power or privilege or the exercise of any other right, power or privilege.

Section 5.2     Expenses. Subject to Section 5.8, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring the expenses.

Section 5.3     Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by one party to the other party shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) sent by an internationally recognized overnight courier service upon the party for whom it is intended, or (c) sent by email, provided that the transmission of the e-mail is promptly confirmed:

If to Shareholder:	The address provided on Attachment A hereto.

If to Peoples, to:	Peoples Bancorp Inc. 138 Putnam Street Marietta, Ohio 45750 Attention: Charles W. Sulerzyski, President & CEO Email: Chuck.Sulerzyski@pebo.com

With a copy to:	Peoples Bancorp Inc. 138 Putnam Street Marietta, Ohio 45750 Attention: M. Ryan Kirkham, Executive Vice President/General Counsel Email: Ryan.Kirkham@pebo.com

Section 5.4     Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Neither this Agreement, nor any of the rights and obligations under this Agreement, shall be transferred by Shareholder without the prior written consent of Peoples.

Section 5.5     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party to this Agreement and their respective successors, heirs, and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 5.6     Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, the invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in the applicable jurisdiction, and this Agreement shall be reformed, construed and enforced in the applicable jurisdiction so that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 5.7     Specific Performance; Remedies. Each of the parties to this Agreement agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Peoples would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which Peoples may be entitled (including monetary damages), Peoples shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement. Shareholder further agrees that neither Peoples nor any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.7, and Shareholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any bond or similar instrument. All rights, powers and remedies provided under this Agreement or otherwise available in respect of this Agreement at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 5.8     Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law principles.  Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court located in Columbus, Franklin County, Ohio (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5.8. Notwithstanding any other provision in this Agreement, in the event of any action arising out of or resulting from this Agreement, the prevailing party shall be entitled to recover its costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with the action.

Section 5.9     WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT THE PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.9.

Section 5.10     Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.11     Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile, email of a PDF copy, or other electronic means) all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 5.12     Delivery by Facsimile or Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by email delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any agreement or instrument entered into in connection with this Agreement shall raise the use of a facsimile machine or email delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any defense based on the foregoing.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

VOTING AGREEMENT

Signature Page

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day first written above.

SHAREHOLDER	PEOPLES BANCORP INC.
[Name]	By:
Charles W. Sulerzyski, President and CEO

SHAREHOLDER’S SPOUSE
[Name]

ATTACHMENT A

Shareholder	Address and Email	Owned Shares

EXHIBIT B

FORM OF AGREEMENT AND PLAN OF MERGER

This is an Agreement and Plan of Bank Merger (this “Agreement”) dated as of _________, 2022, between Peoples Bank, an Ohio-chartered commercial bank organized under the laws of the State of Ohio, being located in Marietta, county of Washington, in the State of Ohio (“Peoples Bank”), and Limestone Bank, Inc., a Kentucky commercial bank, being located in Louisville, county of Jefferson, in the State of Kentucky (“Limestone Bank”).

RECITALS

A.     Peoples Bancorp Inc., an Ohio corporation owning all of the outstanding shares of Peoples Bank (“Peoples”), and Limestone Bancorp, Inc., a Kentucky corporation owning all of the outstanding shares of Limestone Bank (“Limestone Bancorp”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated October 24, 2022, pursuant to which Limestone Bancorp will merge with and into Peoples, with Peoples being the surviving corporation (“Parent Merger”).

B.     The Merger Agreement contemplates that immediately following the consummation of the Parent Merger, or at such later time as Peoples may determine, Limestone Bank is to be merged with and into Peoples Bank.

C.     Peoples, as the sole shareholder of Limestone Bank and Peoples Bank immediately after consummation of the Parent Merger, desires to cause Limestone Bank to merge with and into Peoples Bank immediately following the Parent Merger or at such later time as Peoples may determine (the “Limestone Bank Merger”).

D.     In consideration of the recitals and the mutual agreements, covenants and undertakings contained herein and for the purpose of setting forth the terms and conditions of the Limestone Bank Merger, the parties, intending to be legally bound, agree as follows:

AGREEMENTS

1.     Limestone Bank Merger. At the Effective Time (as hereinafter defined) and upon the terms and conditions set forth in this Agreement, Limestone Bank shall be merged with and into Peoples Bank, and Peoples Bank shall continue in existence as the surviving corporation of the merger (the “Surviving Bank”).

2.     Merger Certificates. Subject to consummation of the Parent Merger and the other provisions of this Agreement, immediately after the Parent Merger or at such later time as Peoples may determine, and upon receipt of all required shareholder and regulatory approvals, Peoples Bank and Limestone Bank shall cause such certificates or articles of merger and such other documents and certificates as are necessary to be executed and delivered for filing to the Ohio Secretary of State and the Kentucky Secretary of State (“Merger Certificates”).

3.     Effective Time. The date and time specified in the Merger Certificates filed with the Ohio Secretary of State and the Kentucky Secretary of State shall be deemed the effective time of the Limestone Bank Merger (the “Effective Time”).

4.     Articles of Incorporation and Regulations. The Articles of Incorporation of Peoples Bank, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Bank, until they shall be thereafter altered, amended, or repealed in accordance with law. Until amended or repealed as therein provided, the Regulations of Peoples Bank in effect at the Effective Time shall be the Regulations of the Surviving Bank.

 5.     Directors and Officers. The directors and officers of Peoples Bank shall be the directors and officers of the Surviving Bank until the next annual meeting of shareholders and directors of Surviving Bank, unless their tenure as officers or directors is sooner terminated.

6.     Names and Offices. The name of the Surviving Bank shall be “Peoples Bank.” The main office of the Surviving Bank shall be the main office of Peoples Bank immediately prior to the Effective Time. All branch offices of Peoples Bank and offices of Limestone Bank which were in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Limestone Bank Merger, subject to the opening or closing of any offices which may be authorized by Peoples Bank or Limestone Bank and applicable regulatory authorities after the date hereof.

7.     Conversion of Limestone Bank Shares. At the Effective Time, each issued and outstanding share of Limestone Bank capital stock shall automatically by virtue of the Limestone Bank Merger be canceled without payment.

8.     Peoples Bank Capital Stock. The shares of Peoples Bank capital stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall not be affected by the Limestone Bank Merger.

9.     Certain Effects of Merger.      At the Effective Time, in addition to the effects otherwise provided by the laws of the United States, Ohio and Kentucky, Peoples Bank and Limestone Bank shall become a single corporation and the separate existence of Limestone Bank shall cease. Surviving Bank shall possess all the rights, privileges, powers and franchises of both a public and private nature of Limestone Bank subject to all of its restrictions, disabilities and duties, and shall also possess all of the property (real, personal and mixed) and all debts due to Limestone Bank. All other things or belonging to Limestone Bank shall be vested in the Surviving Bank; and all property, rights, privileges, powers and franchises and all and every other interest shall thereafter be the property of the Surviving Bank, and the title to any real estate vested by deed or otherwise in Limestone Bank shall not revert or be in any way impaired by reason of the Limestone Bank Merger. All rights of creditors and all liens of Limestone Bank shall be preserved unimpaired, and all debts, liabilities and duties of Limestone Bank shall at the Effective Time become obligations of the Surviving Bank and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

10.     Termination. This Agreement shall be terminated upon the agreement of the parties hereto. In addition, this Agreement shall terminate automatically upon termination of the Merger Agreement prior to the consummation of the Parent Merger.

11.     Conditions. The respective obligations of each party hereto to effect the Limestone Bank Merger shall be subject to: (a) the consummation of the Parent Merger; and (b) the receipt of all approvals and consents of regulatory authorities required by law to effect the Limestone Bank Merger.

12.     Amendment. On or before the Effective Time, the parties may amend, modify or supplement this Plan of Merger in the manner as may be agreed upon between the parties in writing.

13.     Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic means), each of which shall be deemed to be an original but all of which together shall constitute one agreement.

14.     Governing Law. This Agreement shall be governed in all respects by the laws of the State of Ohio.

15.     Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party that is entitled to the benefit thereof.

16.     Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date set forth above.

PEOPLES BANK		LIMESTONE BANK, INC.
By:		By:
	Charles W. Sulerzyski, President and Chief Executive Officer		John T. Taylor, President and Chief Executive Officer

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